                                                Filed Pursuant to Rule 424(b)(2)
                                                   Registration Number 333-78841
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 6, 2000)

                               28,600,000 Shares

[LOGO]
ACE

                                  ACE Limited

                                Ordinary Shares
                               $35.00 per share

                               -----------------

      We are selling 28,600,000 ordinary shares. We have granted the underwriters an option to purchase up to 4,290,000 additional ordinary shares to cover over-allotments.

      Our ordinary shares are listed on the New York Stock Exchange under the symbol "ACE." The last reported sale price of our ordinary shares on the New York Stock Exchange on October 25, 2001 was $35.40 per share.

                               -----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

                                                Per Share     Total
                                                --------- --------------
           Public Offering Price...............  $35.00   $1,001,000,000
           Underwriting Discount...............  $ 0.70   $   20,020,000
           Proceeds to ACE, before expenses....  $34.30   $  980,980,000

      The underwriters expect to deliver the shares to purchasers on or about October 31, 2001.

                               -----------------

                             Salomon Smith Barney

JPMorgan
                          Banc of America Securities LLC

October 25, 2001

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                               -----------------


                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                             Page
                                                                             ----
Forward-Looking Statements..................................................  S-3
Prospectus Supplement Summary...............................................  S-4
Recent Developments.........................................................  S-9
Use of Proceeds............................................................. S-10
Capitalization.............................................................. S-10
Summary Consolidated Financial Data......................................... S-11
Price Range of Our Ordinary Shares and Dividends............................ S-12
Underwriting................................................................ S-13

                                 Prospectus
About this Prospectus.......................................................    2
ACE Limited.................................................................    3
ACE INA.....................................................................    3
The ACE Trusts..............................................................    4
Use of Proceeds.............................................................    5
Ratio of Earnings to Fixed Charges and Preferred Share Dividends of ACE.....    5
General Description of the Offered Securities...............................    6
Description of ACE Capital Stock............................................    6
Description of the Depositary Shares........................................   19
Description of ACE Debt Securities..........................................   22
Description of ACE INA Debt Securities and Ace Guarantee....................   37
Description of the Warrants to Purchase Ordinary Shares or Preferred Shares.   56
Description of the Warrants to Purchase Debt Securities.....................   58
Description of Preferred Securities.........................................   59
Description of Preferred Securities Guarantees..............................   70
Description of Stock Purchase Contracts and Stock Purchase Units............   75
Plan of Distribution........................................................   75
Legal Opinions..............................................................   77
Experts.....................................................................   78
Enforcement of Civil Liabilities Under United States Federal Securities Laws   78
Where You Can Find More Information.........................................   78

                          FORWARD-LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides a ''safe harbor'' for forward-looking statements. Any written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors (which we describe in more detail elsewhere in this prospectus supplement and the accompanying prospectus and in our SEC filings that we have incorporated by reference) include, but are not limited to:

      . the impact of the September 11, 2001 tragedy and its aftermath on ACE's insureds and reinsureds, on the insurance and reinsurance industry and on the economy in general and uncertainties relating to governmental responses to the tragedy;

      . the ability to collect reinsurance recoverables and any delays with respect thereto;

      . the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates;

      . the uncertainties of the loss reserving process, including the difficulties associated with assessing environmental and latent injuries;

      . uncertainties relating to government and regulatory policies, such as subjecting us to insurance regulation or taxation in additional jurisdictions or amending, revoking or enacting any laws, regulations or treaties affecting our current operations and other legal, regulatory and legislative developments;

      . the actual amount of new and renewal business and market acceptance of our products;

      .   risks associated with the introduction of new products and services;

      . the competitive environment in which we operate, related trends and associated pricing pressures and developments;

      . the impact of mergers and acquisitions, competing demands for our capital, and the risk of undisclosed liabilities;

      . developments in global financial markets which could affect our investment portfolio and financing plans;

      .   changing rates of inflation and other economic conditions;

      .   losses due to foreign currency exchange rate fluctuations;

      .   the loss of the services of any of our executive officers;

      .   the ability of technology to perform as anticipated;

      .   the amount of dividends received from subsidiaries; and

      .   management's response to these factors.

      The words ''believe,'' ''anticipate,'' ''estimate,'' ''project,'' ''plan,'' ''expect,'' ''intend,'' ''hope,'' ''will likely result'' or ''will continue'' and variations thereof and similar expressions identify forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                         PROSPECTUS SUPPLEMENT SUMMARY

                                  ACE Limited

General

      ACE Limited is a holding company incorporated with limited liability in the Cayman Islands, which maintains its business office in Bermuda. We provide a broad range of specialty property and casualty insurance and reinsurance products to a diverse group of clients worldwide. We operate through six main business segments: ACE Bermuda, ACE Global Markets, ACE Global Reinsurance, ACE USA, ACE International and ACE Financial Services.


Strategy

      ACE's long-term business strategy focuses on achieving underwriting profits and providing value to its clients and shareholders through the utilization of its substantial capital base within the insurance and reinsurance markets. As part of this strategy, ACE has continued to review and expand, where appropriate, its product portfolio. In addition, ACE has made a number of strategic acquisitions and entered into strategic alliances to diversify its product lines, both geographically and by product type.

Our Operating Segments

      ACE Bermuda

      ACE Bermuda provides property and casualty insurance and reinsurance coverage across a range of business including: excess liability, professional lines, financial solutions, excess property and political risk. The nature of coverage provided by these lines is generally expected to result in low frequency but high severity of individual losses. The reinsurance market is an integral part of the risk management strategy of ACE Bermuda and coverage has been secured on most major lines of business.

      ACE Bermuda, the first insurance company in the ACE Group, initially underwrote excess liability and directors and officers insurance. As these insurance markets became more competitive in the early 1990s, ACE Bermuda diversified its product offering to also include financial solutions, satellite, excess property and aviation, while reducing its exposure to the excess liability and directors and officers markets.

      Since its inception in 1995, the financial solutions division has continued to increase in significance and at December 31, 2000 accounted for almost 50 percent of ACE Bermuda's gross premiums written. This group provides a variety of non-traditional insurance and finance-related solutions that conventional insurance does not address. These solutions are individually tailored to meet the needs of the insured and have the following common characteristics: multi-year contract terms; broad coverage that includes stable capacity and pricing for the insured; insured participation in the results of their own loss experience; and aggregate limits.

      ACE Bermuda enters into loss portfolio transfer contracts from time to time. These contracts, which meet the established criteria for reinsurance accounting, are recorded in the statement of operations when written and generally result in large one-time written and earned premiums with comparable incurred losses.

      As our group evolves, we continue to evaluate our business operations to ensure we operate in the most efficient and effective way. As a result, in August 2000, ACE Bermuda ceased underwriting aviation business in Bermuda. Aviation renewals were underwritten by ACE Global Markets, a recognized leader in the worldwide aviation insurance market. In addition, during 2000, ACE Bermuda transferred certain satellite business to ACE USA.

      Sovereign Risk Insurance Ltd., ACE Bermuda's joint venture in the political risk arena, provides insurance to financial institutions and major corporations, and reinsurance to multilateral development banks and national export agencies.

      ACE Global Markets

      ACE Global Markets primarily encompasses our operations in the Lloyd's market. ACE Global Markets provides funds at Lloyd's to support underwriting by the ACE managed Lloyd's syndicates. For the 2000 year of account, our participation in the underwriting capacity of the syndicates we managed was approximately $765 million out of the total $915 million of capacity. During 1999, we operated through three ACE managed syndicates. For the 2000 year of account, we merged these three syndicates into one, Syndicate 2488, which became the largest syndicate in Lloyd's as a result of the merger. We also acquired Syndicate 1171, a life syndicate, through our acquisition of ACE Financial Services. Syndicate 1171 ceased underwriting as of December 31, 2000.

      As the insurance and reinsurance markets continued to consolidate in 2000, we believed that the timing was right to expand our business in Lloyd's and increased the capacity of syndicate 2488 by 20 percent to $1 billion for 2001. In addition, for the 2001 year of account, we provide approximately 90 percent, or $979 million, of the capacity of syndicate 2488 compared to 84 percent in 2000.

      Syndicate 2488 provides property and casualty insurance and reinsurance as well as accident and health coverage on a worldwide basis through the Lloyd's worldwide licenses. The property and casualty business includes liability, marine, property, casualty, inward reinsurance, aviation and specialty.

      The 2488 syndicate is a lead underwriter on a high proportion of the business it transacts in the Lloyd's market. A lead underwriter is involved in setting the terms and conditions of the policies written. ACE Global Markets is an established lead underwriter in the aviation, marine and specialty product lines.

      All syndicates at Lloyd's are managed by managing agencies that receive fees and profit commissions in respect of the underwriting and administrative services they provide to the syndicates. ACE currently owns five managing agencies. As ACE's participation in the syndicates under management has grown, the amount of third party fees and profit commissions received by our managing agencies has decreased substantially

      ACE Global Reinsurance

      The principal business of ACE Global Reinsurance is the operations of ACE Tempest Re. ACE Tempest Re is a leading property catastrophe reinsurer, providing coverage to insurers worldwide. Property catastrophe reinsurance protects a ceding company against an accumulation of losses covered by the insurance policies it has issued arising from a common event or "occurrence" or aggregation of events. ACE Tempest Re underwrites reinsurance principally on an excess of loss basis.
      In early 2000, ACE Tempest Re initiated plans to expand its operations to become a multiline global reinsurer. This expansion is expected to reduce volatility and enable ACE Tempest Re to diversify its business and offer a broad range of products to satisfy client demand. We consider an expanded product offering as vital to capturing an increased share of the future reinsurance market. In April 2000, we incorporated ACE Tempest Re U.S.A. Inc. in the United States. ACE Tempest Re U.S. is wholly owned by ACE INA and acts as an underwriting agency on behalf of two of the U.S. companies in the ACE Group. Its focus has been on writing principal lines of casualty and non-catastrophic property reinsurance. In October 2000, we incorporated ACE Tempest Life Reinsurance Ltd. in Bermuda. ACE Tempest Life Re has a license to write life reinsurance and focuses on non-traditional solutions for life and annuity reinsurance.

      ACE USA

      The principal business of ACE USA is the combined business of ACE US Holdings, which was acquired by ACE on January 2, 1998 and the domestic operations of ACE INA acquired on July 2, 1999.

The operations of ACE USA include ongoing domestic operations as well as the run-off operations of Brandywine Holdings, Inc., which does not write new policies. The ongoing operations provide specialty property and casualty products and services through the following operating divisions: aerospace, diversified products, financial products, marine, professional risk, property, special risk, U.S. international, Westchester Specialty and "other" operations. The "other" operations include all remaining insurance operations of ACE US Holdings and selected insurance related operations including the run-off of Commercial Insurance Services, run-off of forced placed property business for financial institutions, residual market worker's compensation business, pools and syndicates not attributable to a single business unit and the runoff of open market facilities business. Insurance related operations include those of ESIS Inc., the Company's in-house third party claims administrator.

      We have further restructured our operations in 2001 by creating a Consumer Solutions Group. This group was formed to focus on specialty consumer products. The existing warranty, recreational marine and direct specialists are now a part of the Consumer Solutions Group.

      Following the acquisition of the domestic operations of ACE INA on July 2, 1999, the Company made substantial structural and operational changes to enhance profitability and operating controls in the segment. These changes included restructuring the operating divisions from three large groups to the business divisions discussed above. These operational changes were made to enhance the Company's ability to better focus on profitable underwriting and market its products. These changes included closing a large number of offices throughout the US, outsourcing the IT function, and reducing staff by approximately 2,000 people. These cost reduction efforts have had a positive impact on both the expense ratio and the loss ratio, due to a reduction in unallocated loss adjustment expenses.

      As part of the restructuring of the operating divisions, ACE USA critically evaluated all lines of business and has exited contracts and lines of business that did not have a long-term strategic fit. This amounted to a reduction of gross premiums written of $158 million in 2000. In addition to the businesses we exited, ACE USA sold the renewal rights for all of its Commercial Insurance Services business in 1999 and planned to sell the assets and liabilities pertaining to the historical book of business as well as the in-force book of business which it still owned. We have not sold the remaining business of Commercial Insurance Services and it continues to run-off.

      Effective December 31, 1995, the Brandywine run-off operation was created by the restructuring of ACE INA's domestic operations into two separate operations, ongoing and run-off. Brandywine contains substantially all of ACE INA's asbestos and environmental exposures as well as various run-off insurance and reinsurance businesses. These run-off operations do not actively sell insurance products, but are responsible for the management of run-off policies and related claims. Certain competitors and policyholders of CIGNA (the former owner of the Brandywine run-off operations) filed litigation challenging the regulatory approvals that resulted in the creation of Brandywine. In July of 1999, the Pennsylvania Supreme Court affirmed the action of the Pennsylvania Insurance Commissioner in granting such approvals. In December 1999, competitors of ACE filed an action in the Superior Court of California alleging that the restructuring did not meet the requirements of certain California statutes. The case is in the preliminary stages of litigation.

      ACE International

      ACE International is a global franchise with a presence in nearly 50 countries. The franchise was created through the merger of the Insurance Company of North America, known as INA, which started its international franchise over 100 years ago and the AFIA, which also had developed a strong international presence.

      ACE International's operations provide insurance coverage on a worldwide basis excluding the United States. The principal business operations are property and casualty and accident and health. Our international operations are managed through four regional teams: Europe, Far East, Asia Pacific and Latin America.

      The international property and casualty operations are conducted through a specialist insurance organization offering capacity and technical expertise in the underwriting of large and unique risks for targeted commercial customer segments, as well as individual coverages in selected markets. Its property insurance products include traditional commercial fire coverage as well as energy industry-related and other technical coverages. Principal casualty products are commercial general liability and liability coverage for multinational organizations. Marine cargo and hull coverages are written in the London market as well as in marine markets throughout the world. The operations also design and implement risk-financing alternatives for customers whose approach to risk management includes some form of self-insurance.

      The international accident and health insurance operations provide products that are designed to meet the insurance needs of individuals and groups outside of U.S. insurance markets. These products include accidental death, medical, hospital indemnity and income protection coverages. For the year ended December 31, 2000, gross premiums written from accident and health accounted for 28 percent of ACE International's premiums.

      In conducting its non-U.S. business, ACE International reduces the risks relating to currency fluctuations by maintaining investments in those foreign currencies in which the division transacts business, with characteristics of those investments similar to the related liabilities in those currencies. The net asset or liability exposure to the various foreign currencies is regularly reviewed.

      ACE Financial Services

      The companies in the ACE Financial Services segment offer value-added insurance, reinsurance and financial derivative products to the insurance and capital markets, which provide protection from credit or financial risks. ACE Financial Services writes municipal and non-municipal financial guaranty reinsurance, single name portfolios, credit default swaps, mortgage guaranty reinsurance, trade credit reinsurance, title reinsurance, life and annuity reinsurance and residual value reinsurance.

      ACE Financial Services' financial guaranty company serves the U.S. domestic and international financial guaranty reinsurance markets. It is a leading reinsurer, by market share, of financial guaranties of investment grade debt obligations - principally of municipal and non-municipal obligors. Through other vehicles in various jurisdictions, ACE Financial Services also provides highly structured solutions to problems of financial and risk management through reinsurance and derivative products.

      Financial guaranty reinsurance is a type of credit enhancement, similar to a surety, which is regulated under the insurance laws of various jurisdictions. Financial guaranty insurance provides an unconditional and irrevocable guaranty that indemnifies the insured against nonpayment of principal and interest on an insured debt obligation when due. Additionally, ACE Financial Services financial guaranty business provides municipal and non-municipal credit risk protection on a facultative basis to a wide variety of counterparties through credit default swap transactions. Although structured as financial derivatives, credit default swaps are functionally equivalent to financial guaranty reinsurance in their underlying risks.

      Mortgage guaranty insurance is a specialized class of credit insurance, providing protection to mortgage lending institutions against the default of borrowers on mortgage loans. Title insurance essentially provides the acquirer or the mortgagee of real property with coverage that assures that the search and examination of the real estate records was properly performed and also assures that all previously existing mortgages and liens will be paid off from the proceeds of the sale or refinancing of the property. Trade credit insurance protects sellers of goods and services from the risk of non-payment of trade receivables. Life, accident and health and annuity reinsurance provides long-duration funded reinsurance for portfolios of lives where the reinsured seeks capital or balance sheet relief by the transfer of the mortality or morbidity risks in the portfolios. Residual value reinsurance is generally provided to the captives of motor vehicle manufacturers or lessors, whereby the coverage effectively guarantees the residual value of portfolios of leased vehicles at the termination of the lease term.

                                 The Offering


Ordinary shares offered....... 28,600,000 shares

Ordinary shares to be          254,990,282 shares
outstanding after the offering

Use of proceeds............... The net proceeds from the sale of the ordinary shares offered hereby (after deducting estimated
                               expenses of the offering) are estimated to be
                               approximately $980.3 million ($1,127.3 million
                               if the underwriters' over-allotment option is
                               exercised in full). The proceeds from the offering
                               will be used to expand our net underwriting
                               capacity, either through internal growth and/or
                               through acquisitions of lines of business or
                               companies and for general corporate purposes.
                               Pending application of the proceeds, ACE will
                               invest the proceeds in marketable securities.

New York Stock Exchange symbol ACE

      The number of ordinary shares that will be outstanding after this offering is based on the number of ordinary shares outstanding as of September 30, 2001. This number excludes the following:

      . 17.8 million ordinary shares subject to options outstanding as of September 30, 2001;

      . 16.2 million ordinary shares available for future grants under our share plans as of September 30, 2001; and

      . 4.29 million ordinary shares that may be purchased by the underwriters to cover over-allotments, if any.

                              RECENT DEVELOPMENTS

      On October 25, 2001, ACE reported a net loss excluding net realized gains (losses) on investments of $390.1 million, or $1.66 per share (after deducting preferred dividends), for the quarter ended September 30, 2001, compared with income excluding net realized gains (losses) on investments of $150.6 million, or $0.62 per share, for the quarter ended September 30, 2000. The net loss for the quarter ended September 30, 2001 was $442.6 million, or $1.88 per share (after deducting preferred dividends), compared with income of $140.8 million, or $0.58 per share, for the comparable period in 2000.

      ACE's results were reduced by $558.8 million after tax ($636.9 million on a pre-tax basis) as a result of the September 11, 2001 tragedy. Excluding the impact of this event, ACE's income excluding net realized gains (losses) on investments for the quarter ended September 30, 2001 would have been $168.7 million, and earnings per share excluding net realized gains (losses) on investments, after deducting preferred dividends, would have been $0.68 per share on a diluted basis. As previously announced, ACE estimated its gross losses arising out of the events of September 11 to be $1,740 million with a corresponding reinsurance recoverable of $1,100 million, for a net underwriting loss of $640 million, in each case before taxes.

      The majority of ACE's exposure to the tragedy is derived from claims incurred by insured clients of ACE. Gross insured claims incurred by ACE with respect to the tragedy are covered by significant amounts of reinsurance from high quality reinsurers. Approximately 98% of all reinsurance purchased by ACE is with reinsurers rated A or better, including 38% with reinsurers rated AAA and 33% with AA rated reinsurers, as rated by Standard & Poor's.

      ACE's second principal area of exposure to the tragedy comes from assumed reinsurance ceded to ACE by other insurance or reinsurance companies. With regard to reinsurance assumed by ACE, ACE purchases significantly less reinsurance, or as it is known in the industry "retrocessional coverage", than it does on its primary business. ACE's net incurred reinsurance loss is net of cessions to reinsurance carriers (retrocessionaires). The credit quality of ACE's retrocessionaires for its expected retrocessional recoveries is principally at the same level as ACE's direct reinsurers.

      Gross premiums written during the third quarter of 2001 were $2.5 billion, compared with $2 billion for the comparable quarter in 2000. Net premiums written during the third quarter of 2001 were $1.3 billion compared with $1.2 billion for the same quarter in 2000. Net premiums earned during the third quarter of 2001 were $1.4 billion compared with $1.2 billion for the same quarter in 2000. Gross premiums written during the first nine months of 2001 were $7.5 billion, compared with $5.9 billion for the comparable period in 2000. Net premiums written during the first nine months of 2001 were $4.5 billion compared with $3.9 billion for the same period in 2000. Net premiums earned during the first nine months of 2001 were $4.2 billion, compared with $3.4 billion for the same period in 2000.

      At September 30, 2001, ACE had total assets of $34.9 billion, unpaid losses and loss expenses of $19.9 billion and total shareholders' equity of $5.0 billion.

                                USE OF PROCEEDS

      The net proceeds from the sale of the ordinary shares offered hereby (after deducting estimated expenses of the offering) are estimated to be approximately $980.3 million ($1,127.3 million if the underwriters' over-allotment option is exercised in full). The proceeds from the offering will be used to expand our net underwriting capacity, either through internal growth and/or through acquisitions of lines of business or companies and for general corporate purposes. Pending application of the proceeds, ACE will invest the proceeds in marketable securities.

                                CAPITALIZATION

      The following table sets forth, as of June 30, 2001, our short-term debt and capitalization (1) on an historical basis, and (2) as adjusted to give effect to the sale of the ordinary shares offered hereby. The following table assumes that the underwriters' over-allotment option has not been exercised. You should read this table in conjunction with our historical consolidated financial statements and the related notes and our unaudited pro forma condensed consolidated financial information.

                                                                                                As of June 30, 2001
                                                                                              ----------------------
                                                                                                Actual    As Adjusted
                                                                                              ----------  -----------
                                                                                              (dollars in thousands)
Short-Term Debt.............................................................................. $  403,265  $  403,265
                                                                                              ----------  ----------
Long-Term Debt...............................................................................
   7.75% Debentures due 2002................................................................. $   74,962  $   74,962
   8.20% Notes due 2004......................................................................    400,000     400,000
   8.30% Notes due 2006......................................................................    299,445     299,445
   8.63% Notes due 2008......................................................................    250,000     250,000
   8.875% Debentures due 2029................................................................    100,000     100,000
   11.2% Notes due 2009......................................................................    300,000     300,000
                                                                                              ----------  ----------
       Total long-term debt..................................................................  1,424,407   1,424,407
                                                                                              ----------  ----------
Hybrid trust preferred securities............................................................    875,000     875,000
                                                                                              ----------  ----------
Mezzanine Equity.............................................................................    311,050     311,050
                                                                                              ----------  ----------
Shareholders' equity:
   Ordinary Shares (par value $0.041666667; 300,000,000 authorized, 231,442,862 shares
   issued and outstanding, actual, 260,042,862 shares issued and outstanding, as adjusted)...      9,643      10,835
   Additional paid-in capital................................................................  2,628,179   3,607,242
   Unearned stock grant compensation.........................................................    (43,442)    (43,442)
   Retained earnings.........................................................................  2,873,562   2,873,562
   Accumulated other comprehensive loss......................................................     56,896      56,896
                                                                                              ----------  ----------
       Total shareholders' equity............................................................  5,524,838   6,505,093
                                                                                              ----------  ----------
          Total capitalization............................................................... $8,538,560  $9,518,815
                                                                                              ==========  ==========

                      SUMMARY CONSOLIDATED FINANCIAL DATA

      The following table sets forth summary historical consolidated financial and other data of ACE. The year-end financial data have been derived from our audited financial statements. The financial data for the interim periods have been derived from our unaudited financial statements and include, in the opinion of our management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data. The results for the interim periods do not necessarily indicate the results to be expected for the full fiscal year. On December 30, 1999, ACE acquired Capital Re Corporation which is engaged in the financial guaranty reinsurance business. The actual results of these operations are included in our results since the acquisition date. On July 2, 1999, we completed the acquisition of CIGNA's property and casualty business. The actual results of those operations since the acquisition date have been included in our results for the year ended December 31, 1999. On July 9, 1998, we completed the acquisition of Tarquin Limited, which we accounted for on a pooling-of-interests basis. We have restated all prior financial information presented to include the results of operations and financial position of the combined entities. For the historical annual periods prior to 1999 presented below, our fiscal year ended on September 30. From and after July 2, 1999, our fiscal year was changed to December 31. You should read the following information in conjunction with our financial statements and related notes and the other financial and statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

                                                 Six Months                                      Three Months
                                                    Ended                  Years Ended               Ended
                                                  June 30,                December 31,           December 31,
                                          ------------------------  ------------------------  ------------------  -----------
                                             2001         2000         2000         1999        1998      1997       1998
                                          -----------  -----------  -----------  -----------  --------  --------  ----------
Operations Data:                                                       (in thousands, except per share data and ratios)
Net premiums written..................... $ 3,205,763  $ 2,670,907  $ 4,879,354  $ 2,495,348  $154,103  $153,149  $  880,973
Net premiums earned......................   2,754,303    2,272,642    4,534,763    2,485,737   218,007   205,330     894,303
Net investment income....................     400,697      363,964      770,855      493,337    85,095    63,672     324,254
Net realized gain (loss) on investments..      (3,811)      26,696      (38,961)      37,916   130,154    27,493     188,385
Losses and loss expenses.................   1,934,939    1,483,594    2,936,065    1,639,543   111,169   122,255     516,892
Policy acquisition costs, administrative
 and other expenses......................     754,729      691,242    1,393,432      833,312    69,030    44,630     271,566
Amortization of goodwill.................      39,752       38,970       78,820       45,350     4,435     2,271      12,834
Interest expense.........................     103,964      111,136      221,450      105,138     4,741     1,361      25,459
Income taxes.............................      45,224       49,919       93,908       28,684     5,342     3,768      20,040
Cumulative effect of adopting a new
 accounting standard (net of income
 tax)....................................     (22,670)          --           --           --        --        --          --
                                          -----------  -----------  -----------  -----------  --------  --------  ----------
Net income............................... $   249,911  $   288,441  $   542,982  $   364,963  $238,539  $122,210  $  560,151
                                          ===========  ===========  ===========  ===========  ========  ========  ==========
Balance sheet data (at end of period):
Total investments and cash............... $14,147,702  $12,509,206  $13,762,324  $12,875,535        NM        NM  $6,201,074
Total assets.............................  33,007,716   30,204,848   31,689,526   30,122,888        NM        NM   8,788,753
Net unpaid losses and loss expenses......   9,517,511    8,903,872    9,330,950    8,908,817        NM        NM   2,678,341
Mezzanine equity.........................     311,050      311,050      311,050           --        NM        NM          --
Total shareholders' equity...............   5,524,838    4,589,051    5,420,211    4,450,560        NM        NM   3,714,270
Selected Other Data:
Loss and loss expense ratio..............        70.2%        65.8%        64.7%        66.0%     51.0%     59.5%       57.8%
Underwriting and administrative
 expense ratio (1).......................        27.2%        29.7%        30.4%        33.5%     31.7%     21.7%       25.0%
Combined ratio (1).......................        97.4%        95.5%        95.7%        99.5%     82.7%     81.2%       82.8%
Net loss reserves to shareholders' equity
 ratio...................................       172.3%       194.0%       172.2%       200.2%       NM        NM        72.1%
Net premiums written to shareholders'
 equity ratio............................        58.0%        58.2%        90.0%        56.1%       NM        NM        23.7%
Basic earnings per share before
 cumulative effect of adopting a new
 accounting standard.....................        1.12         1.30           --           --        --        --          --
Basic earnings per share.................        1.02         1.30         2.37         1.88      1.23      0.68        3.03
Diluted earnings per share before
 cumulative effect of adopting a new
 accounting standard.....................        1.07         1.28           --           --        --        --          --
Diluted earnings per share...............        0.98         1.28         2.31         1.85      1.21      0.67        2.96




                                             1997        1996
                                          ----------  ----------
Operations Data:
Net premiums written..................... $  789,773  $  781,884
Net premiums earned......................    805,372     755,840
Net investment income....................    253,440     213,701
Net realized gain (loss) on investments..    127,702      55,229
Losses and loss expenses.................    486,140     520,277
Policy acquisition costs, administrative
 and other expenses......................    153,486     138,343
Amortization of goodwill.................      7,325       1,507
Interest expense.........................     11,657      10,481
Income taxes.............................     25,181      26,543
Cumulative effect of adopting a new
 accounting standard (net of income
 tax)....................................         --          --
                                          ----------  ----------
Net income............................... $  502,725  $  327,619
                                          ==========  ==========
Balance sheet data (at end of period):
Total investments and cash............... $4,787,916  $4,342,781
Total assets.............................  5,647,596   5,077,780
Net unpaid losses and loss expenses......  2,006,873   1,892,302
Mezzanine equity.........................         --          --
Total shareholders' equity...............  2,785,155   2,367,003
Selected Other Data:
Loss and loss expense ratio..............       60.4%       68.8%
Underwriting and administrative
 expense ratio (1).......................       19.0%       18.3%
Combined ratio (1).......................       79.4%       87.1%
Net loss reserves to shareholders' equity
 ratio...................................       72.1%       79.9%
Net premiums written to shareholders'
 equity ratio............................       28.4%       33.0%
Basic earnings per share before
 cumulative effect of adopting a new
 accounting standard.....................         --          --
Basic earnings per share.................       2.73        2.02
Diluted earnings per share before
 cumulative effect of adopting a new
 accounting standard.....................         --          --
Diluted earnings per share...............       2.69        2.00

--------
NM - Not meaningful
(1)Excluding non-recurring and non-insurance expenses

               PRICE RANGE OF OUR ORDINARY SHARES AND DIVIDENDS

      Our ordinary shares are listed for trading on the NYSE under the symbol ''ACE''. The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our ordinary shares as reported on the NYSE and dividends for the quarters indicated.

                                              Ordinary Shares
                                          -----------------------
                                           High   Low   Dividends
                                          ------ ------ ---------
1999
First Quarter............................ $33.63 $25.94   $0.09
Second Quarter...........................  34.88  27.38    0.11
Third Quarter............................  28.44  16.56    0.11
Fourth Quarter...........................  21.56  15.50    0.11

2000
First Quarter............................ $22.88 $14.69   $0.11
Second Quarter...........................  30.44  20.50    0.13
Third Quarter............................  39.75  27.56    0.13
Fourth Quarter...........................  43.56  33.56    0.13

2001
First Quarter............................ $41.25 $33.10   $0.13
Second Quarter...........................  39.89  31.72    0.15
Third Quarter............................  38.71  20.50    0.15
Fourth Quarter (through October 25, 2001)  38.60  28.90      --

      The closing price of our ordinary shares on the NYSE on October 25, 2001 was $35.40.

      As of October 25, 2001, there were approximately 4,200 holders of record of our ordinary shares. This number excludes beneficial owners of ordinary shares held in "street name".

                                 UNDERWRITING

      Salomon Smith Barney Inc. is acting as book-running manager of the offering and, together with J.P. Morgan Securities Inc. and Banc of America Securities LLC, are acting as underwriters. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

                                                   Number
                            Underwriter           of shares
                            -----------           ----------
                   Salomon Smith Barney Inc...... 11,122,500
                   J.P. Morgan Securities Inc....  9,532,400
                   Banc of America Securities LLC  7,945,100
                                                  ----------
                          Total.................. 28,600,000
                                                  ==========

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

      The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $0.42 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 4,290,000 additional ordinary shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

      We have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares. Salomon Smith Barney in its sole discretion may release any of the securities subject to this lock-up agreement at any time without notice.

      The ordinary shares are listed on the New York Stock Exchange under the symbol "ACE."

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ordinary shares.

          No Exercise Full Exercise
-         ----------- -------------
Per share $      0.70  $      0.70
Total.... $20,020,000  $23,023,000

      In connection with the offering, Salomon Smith Barney on behalf of the underwriters, may purchase and sell ordinary shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered'' short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked'' short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      We estimate that total expenses of this offering will be approximately $725,000 ($825,000 if the underwriters' over-allotment option is exercised in full).

      The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

      A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

      PROSPECTUS

                                $4,000,000,000

                                  ACE Limited

    Ordinary Shares, Preferred Shares, Depositary Shares, Debt Securities, Warrants to Purchase Ordinary Shares, Warrants to Purchase Preferred Shares,
      Warrants to Purchase Debt Securities, Stock Purchase Contracts and
                             Stock Purchase Units

                               -----------------

                             ACE INA Holdings Inc.

                                Debt Securities
                    Fully and Unconditionally Guaranteed by

                                  ACE Limited

                               -----------------

                              ACE Capital Trust I
                             ACE Capital Trust II
                             ACE Capital Trust III

                             Preferred Securities
Fully and Unconditionally Guaranteed to the Extent Provided in this Prospectus by

                                  ACE Limited

      ACE, ACE INA or the applicable ACE Trust will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

                               -----------------

      ACE's ordinary shares are traded on the New York Stock Exchange under the symbol "ACL."

      ACE's principal executive offices are located at: The ACE Building, 30 Woodbourne Avenue, Hamilton, HM 08, Bermuda, telephone number: (441) 295-5200. The principal executive offices of ACE INA and each of the ACE Trusts are located at: Two Liberty Place, 1601 Chestnut Street, Philadelphia, Pennsylvania 19101, telephone (215) 761-1000.

                               -----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

                 The date of this prospectus is April 6, 2000.

      You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. None of ACE, ACE INA or any ACE Trust has authorized anyone else to provide you with different information. ACE, ACE INA and the ACE Trusts are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. ACE's business, financial condition, results of operations and prospects may have changed since that date.

      Except as expressly provided in an underwriting agreement, no offered securities may be offered or sold in the Cayman Islands or Bermuda (although offers may be made to persons in Bermuda from outside Bermuda) and offers may only be accepted from persons resident in Bermuda, for Bermuda exchange control purposes, where such offers have been delivered outside of Bermuda. Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any offered securities.

      In this prospectus, references to "dollar" and "$" are to United States currency, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

                             ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that ACE, ACE INA and the ACE Trusts filed with the Securities and Exchange Commission utilizing a "shelf" registration process, relating to the ordinary shares, preferred shares, depositary shares, debt securities, debt securities guarantee, warrants, stock purchase contracts, stock purchase units, preferred securities and preferred securities guarantees described in this prospectus. Under this shelf process, ACE, ACE INA and the ACE Trusts may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $4,000,000,000. This prospectus provides you with a general description of the securities ACE, ACE INA or an ACE Trust may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding ACE, ACE INA, the ACE Trusts and the offered securities, please refer to the registration statement. Each time ACE, ACE INA or an ACE Trust sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                                  ACE LIMITED

      ACE is a holding company incorporated with limited liability in the Cayman Islands and maintains its principal business office in Bermuda. Through its Bermuda-based operating subsidiaries, ACE Bermuda Insurance Ltd., Corporate Officers & Directors Assurance Ltd. and Tempest Reinsurance Company Limited, and its Dublin, Ireland based subsidiaries, ACE Insurance Company Europe Limited and ACE Reinsurance Company Europe Limited, ACE provides a broad range of insurance and reinsurance products to a diverse group of international clients. Through ACE INA and its subsidiaries, ACE provides a broad range of insurance products to insureds in the United States and 46 other countries worldwide. ACE also provides insurance products to a broad range of clients in the United States through its U.S. based subsidiary, ACE USA, Inc. ACE also indirectly owns four Lloyd's managing agencies, ACE UK Underwriting Limited, ACE London Aviation Limited, ACE London Underwriters Limited and ACE Underwriting Agencies Limited, and provides corporate capital to Lloyd's syndicates under their management to support underwriting capacity.

      ACE was incorporated in August 1985. ACE's principal executive offices are located at The ACE Building, 30 Woodbourne Avenue, Hamilton, HM 08, Bermuda, and its telephone number is (441) 295-5200.

                                    ACE INA

      ACE INA is an indirect subsidiary of ACE that was formed in December 1998 to acquire and hold the international and domestic property and casualty businesses of CIGNA Corporation. ACE INA is a U.S. holding company and has no direct operations. ACE INA's principal asset is the capital stock of its insurance subsidiaries. The principal executive offices of ACE INA are located at Two Liberty Place, 1601 Chestnut Street, Philadelphia, Pennsylvania 19101 and its telephone number is (215) 761-1000.

                                THE ACE TRUSTS

      Each ACE Trust is a statutory business trust created under Delaware law pursuant to (1) a trust agreement executed by ACE, as original sponsor of the ACE Trust, and the ACE Trustees for the ACE Trust and (2) the filing of a certificate of trust with the Delaware Secretary of State on May 19, 1999. On August 5, 1999, ACE assigned its rights and obligations as sponsor of each ACE Trust to ACE INA. Each trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. Each restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Each ACE Trust exists for the exclusive purposes of:

       . issuing and selling the preferred securities and common securities that represent undivided beneficial interests in the assets of the ACE Trust,

       . using the gross proceeds from the sale of the preferred securities and common securities to acquire a particular series of ACE INA subordinated debt securities, and

       . engaging in only those other activities necessary, convenient or incidental to the issuance and sale of the preferred securities and common securities and purchase of the ACE INA subordinated debt securities.

      ACE INA will directly or indirectly own all of the common securities of each ACE Trust. The common securities of an ACE Trust will rank equally, and payments will be made thereon pro rata, with the preferred securities of that ACE Trust, except that, if an event of default under the restated trust agreement resulting from an event of default under the ACE INA subordinated debt securities held by the ACE Trust has occurred and is continuing, the rights of the holder of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Unless otherwise disclosed in the applicable prospectus supplement, ACE INA will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of each ACE Trust. Each of the ACE Trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others.

      Unless otherwise disclosed in the related prospectus supplement, each ACE Trust has a term of approximately 55 years, but may dissolve earlier as provided in the restated trust agreement of the ACE Trust. Unless otherwise disclosed in the applicable prospectus supplement, each ACE Trust's business and affairs will be conducted by the trustees (the "ACE Trustees") appointed by ACE INA, as the direct or indirect holder of all of the common securities. ACE INA, as the direct or indirect holder of the common securities, will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the ACE Trustees of an ACE Trust, subject to the terms of the restated trust agreement of the ACE Trust. The duties and obligations of the ACE Trustees of an ACE Trust will be governed by the restated trust agreement of the ACE Trust. Unless otherwise disclosed in the related prospectus supplement, two of the ACE Trustees (the "Administrative Trustees") of each ACE Trust will be persons who are employees or officers of or affiliated with ACE INA. One ACE Trustee of each ACE Trust will be a financial institution (the "Property Trustee") that is not affiliated with ACE INA and has a minimum amount of combined capital and surplus of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act, pursuant to the terms set forth in the applicable prospectus supplement. In addition, one ACE Trustee of each ACE Trust (which may be the Property Trustee, if it otherwise meets the requirements of applicable law) will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). ACE will pay all fees and expenses related to each ACE Trust and the offering of preferred securities and common securities.

      The office of the Delaware Trustee for each ACE Trust in the State of Delaware is located at c/o Bank One Delaware, Inc., Three Christina Centre, 201 North Walnut Street, Wilmington, Delaware 19801. The principal executive offices for each of the ACE Trusts are located at c/o ACE INA Holdings Inc., Two Liberty Place, 1601 Chestnut Street, Philadelphia, Pennsylvania 19101. The telephone number of each of the ACE Trusts is (215) 761-1000.

                                USE OF PROCEEDS

      Unless otherwise disclosed in the applicable prospectus supplement, ACE and ACE INA intend to use the net proceeds from the sale of the offered securities to repay debt incurred to acquire the international and domestic property and casualty businesses of CIGNA. Each ACE Trust will invest all proceeds received from the sale of its preferred securities and common securities in a particular series of subordinated debt securities of ACE INA, which will use such funds to repay debt incurred to acquire the CIGNA businesses.

    RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS OF ACE

      For purposes of computing the following ratios, earnings consist of net income before income tax expense (excluding interest costs capitalized) plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest costs (including interest costs capitalized) plus one-third of minimum rental payments under operating leases (estimated by management to be the interest factor of such rentals). Because ACE paid no preferred share dividends during any of the periods presented, the ratio of earnings to combined fixed charges and preferred share dividends is identical to the ratio of earnings to fixed charges for each of the periods presented.

                                                             Three Months
                                                 Year Ended     Ended
                                                December 31, December 31, Year Ended September 30,
                                                ------------ -----------  -------------------------
                                                    1999     1998   1997  1998  1997  1996  1995
                                                ------------ ----   ----  ----  ----  ----  ----
Ratio of Earnings to Fixed Charges.............     4.1x     48.4x  72.5x 22.4x 40.7x 32.3x 47.1x
Ratio of Earnings to Combined Fixed Charges and
Preferred Share Dividends......................     4.1x     48.4x  72.5x 22.4x 40.7x 32.3x 47.1x

      ACE INA and the ACE Trusts had no operations during the periods set forth above.

                 GENERAL DESCRIPTION OF THE OFFERED SECURITIES

      ACE may from time to time offer under this prospectus, separately or together:

       .  ordinary shares,

       . preferred shares, which may be represented by depositary shares as described below,

       .  unsecured senior or subordinated debt securities,

       .  warrants to purchase ordinary shares,

       .  warrants to purchase preferred shares,

       .  warrants to purchase debt securities of ACE,

       .  stock purchase contracts to purchase ordinary shares, and

       . stock purchase units, each representing ownership of a stock purchase contract and, as security for the holder's obligation to purchase ordinary shares under the stock purchase contract, any of (1) debt securities of ACE INA, fully and unconditionally guaranteed by ACE,
          (2) debt obligations of third parties, including U.S. Treasury securities or (3) preferred securities of an ACE Trust.

      ACE INA may from time to time offer unsecured senior or subordinated debt securities, which will be fully and unconditionally guaranteed by ACE.

      Each of ACE Capital Trust I, ACE Capital Trust II and ACE Capital Trust III may offer preferred securities representing undivided beneficial interests in their respective assets, which will be fully and unconditionally guaranteed to the extent described in this prospectus by ACE.

      The aggregate initial offering price of the offered securities will not exceed $4,000,000,000.

                       DESCRIPTION OF ACE CAPITAL STOCK

      The following is a summary of certain provisions of ACE's Memorandum of Association and Articles of Association. Because this summary is not complete, you should refer to ACE's Memorandum and Articles for complete information regarding the provisions of the Memorandum and Articles, including the definitions of some of the terms used below. Copies of the Memorandum and Articles are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Whenever particular sections or defined terms of the Memorandum and Articles are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

      ACE's authorized share capital consists of two classes of shares: (1) 300,000,000 ordinary shares, par value $0.041666667 per share, of which 194,059,295 ordinary shares were issued and outstanding as of November 12, 1999 and (2) 10,000,000 other shares, none of which are outstanding.

Ordinary Shares

      The ordinary shares are listed on the New York Stock Exchange under the symbol "ACL." The ordinary shares currently issued and outstanding are fully paid and nonassessable. The ordinary shares offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and nonassessable. There are no provisions of Cayman Islands law or the Memorandum or the Articles which impose any limitation on the rights of shareholders to hold or vote ordinary shares by reason of their not being residents of the Cayman Islands.

      Dividend Rights

      After all dividends on all classes or series of preferred shares have been paid or declared and set apart for payment, holders of ordinary shares are entitled to receive such dividends as may be declared from time to time by ACE's Board of Directors (the "Board"), in its discretion, out of funds legally available therefor.

      Liquidation

      In the event of any dissolution, liquidation or winding up of ACE, whether voluntary or involuntary, after there shall have been paid or set aside for payment to the holders of any outstanding shares ranking senior to the ordinary shares as to distribution on liquidation, dissolution or winding up, the full amounts to which they shall be entitled, the holders of the then outstanding ordinary shares will be entitled to receive, pro rata according to the number of ordinary shares registered in the names of such shareholders, any remaining assets of ACE available for distribution to its shareholders; provided, if, at such time, any holder of ordinary shares has any outstanding debts, liabilities or engagements to or with ACE (whether presently payable or not), either alone or jointly with any other person, whether a shareholder or not (including, without limitation, any liability associated with the unpaid purchase price of such ordinary shares), the liquidator appointed to oversee the liquidation of ACE will deduct from the amount payable in respect of such ordinary shares the aggregate amount of such debts, liabilities and engagements and apply such amount to any of such holder's debts, liabilities or engagements to or with ACE (whether presently payable or not). The liquidator may distribute, in kind, to the holders of the ordinary shares remaining assets of ACE or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity and receive payment therefor in cash, shares or obligations of such other corporation, trust or entity or any combination thereof, and may sell all or part of the consideration so received, and may distribute the consideration received or any balance or proceeds thereof to holders of the ordinary shares.

      Voting Rights

      The Articles provide that the quorum required for a general meeting of shareholders is not less than six shareholders present in person or by proxy holding at least 50% of the issued and outstanding shares entitled to vote at such meeting. A quorum for considering a "special resolution" is 66 2/3% of the issued and outstanding shares entitled to vote at such meeting. Subject to applicable law and any provision of the Articles requiring a greater majority, ACE may from time to time by special resolution alter or amend the Memorandum or Articles; voluntarily liquidate, dissolve or wind-up its affairs; increase its share capital; consolidate and divide all or any of its share capital; subdivide the whole or any part of its share capital; reduce its share capital, any capital redemption reserve fund, or any share premium account; or change its name or alter its objects.

      Each holder of ordinary shares is entitled to one vote per share on all matters submitted to a vote of shareholders at any such meeting, subject to the 10% voting limitation described below. All matters, including the election of directors, voted upon at any duly held shareholders' meeting will be carried by a majority of the votes cast at the meeting by shareholders represented in person or by proxy, except (1) approval of a merger, consolidation or amalgamation, or the sale, lease or exchange of all or substantially all of the assets of ACE, which requires (in addition to any regulatory or court approvals) the approval of at least 66 2/3% of the outstanding voting shares, voting together as a single class, (2) approval of a special resolution, (3) amendment of certain provisions of the Articles which require the approval of at least 66 2/3% of the outstanding voting shares, voting together as a single class and (4) as otherwise provided in the Articles. A special resolution requires the approval of at least 66 2/3% of the votes cast by such shareholders represented in person or by proxy at a duly convened meeting.

      The Articles provide that, except as otherwise required by law and subject to the rights of the holders of any class or series of shares issued by ACE having a preference over the ordinary shares as to dividends or upon liquidation to elect directors in specified circumstances, extraordinary general meetings of ACE's shareholders may be called only by (1) the directors or (2) at the request in writing of shareholders owning at least 25% of the outstanding shares generally entitled to vote.

      Each ordinary share has one vote, except that if, and so long as, the "Controlled Shares" of any person constitute 10% or more of the issued ordinary shares, the voting rights with respect to the controlled shares owned by such person will be limited, in the aggregate, to a voting power of approximately 10%, pursuant to a formula specified in the Articles. "Controlled Shares" means
(1) all shares of ACE directly, indirectly or constructively owned by any person within the meaning of Section 958 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") and (2) all shares of ACE directly, indirectly or beneficially owned by such person within the meaning of Section 13(d) of the Exchange Act (including any shares owned by a group of persons as so defined and including any shares that would otherwise be excluded by the provisions of
Section 13(d)(6) of the Exchange Act).

      The ordinary shares have noncumulative voting rights, which means that the holders of a majority of the ordinary shares may elect all of ACE's directors and, in such event, the holders of the remaining shares will not be able to elect any directors. The Board is presently divided into three classes, two of which have four directors and one of which has five directors. At present, each class is elected for a three-year term, with the result that shareholders will not vote for the election of a majority of directors in any single year. Directors may be removed without cause only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares generally entitled to vote, voting together as a single class, at a meeting of shareholders. Directors may be removed with cause by the affirmative vote of the holders of a majority of the votes cast at a meeting of shareholders.

      This classified board provision could prevent a party who acquires control of a majority of the outstanding voting power from obtaining control of the Board until the second annual shareholders meeting following the date the acquiror obtains the controlling share interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of ACE and could thus increase the likelihood that incumbent directors will retain their positions.

      Preemptive Rights

      No holder of ordinary shares, solely by reason of such holding, has or will have any preemptive right to subscribe to any additional issue of shares of any class or series nor to any security convertible into such shares.

Other Classes or Series of Shares

      The Articles authorize the directors to create and issue one or more other classes or series of shares and to determine the rights and preferences of each such class or series, to the extent permitted by the Articles and applicable law. Among other rights, the directors may determine:

       . the number of shares of that class or series and the distinctive designation thereof;

       . the voting powers, full or limited, if any, of the shares of that class or series;

       . the dividend rights of the shares of that class or series, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that class or series and any limitations, restrictions or conditions on the payment of dividends;

       . the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that class or series, which the holders of the shares of that class or series will be entitled to receive upon any liquidation, dissolution or winding up of ACE;

       . the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the shares of that class or series may be redeemed, and any limitations, restrictions or conditions on such redemption;

       . the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that class or series;

       . the terms, if any, upon which the shares of that class or series will be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by ACE;

       . the restrictions, limitations and conditions, if any, upon the issuance of indebtedness of ACE so long as any shares of that class or series are outstanding; and

       . any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law or the Articles.

Preferred Shares

      From time to time, pursuant to the authority granted to the directors by the Articles to create other classes or series of shares, the Board may create and issue one or more classes or series of preferred shares, setting forth the rights and preferences of each such class or series in a Certificate of Designation, Preferences and Rights. The preferred shares, upon issuance against full consideration, will be fully paid and nonassessable. The particular rights and preferences of the preferred shares offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the offered preferred shares, will be described in the prospectus supplement. Because the following summary of the terms of preferred shares is not complete, you should refer to the Memorandum, the Articles and the applicable Certificate of Designation, Preferences and Rights for complete information regarding the terms of the class or series of preferred shares described in a prospectus supplement. Whenever particular sections or defined terms of the Memorandum, the Articles and the applicable Certificate of Designation, Preferences and Rights are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

      A prospectus supplement will specify the terms of a particular class or series of preferred shares as follows:

       . the number of shares to be issued and sold and the distinctive designation thereof;

       .  the voting powers, full or limited, if any, of the preferred shares;

       . the dividend rights of the preferred shares, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on preferred shares and any limitations, restrictions or conditions on the payment of dividends on the preferred shares and the ordinary shares;

       . the relative amounts, and the relative rights or priority, if any, of payment in respect of preferred shares, which the holders of the preferred shares will be entitled to receive upon any liquidation, dissolution or winding up of ACE;

       . the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the preferred shares may be redeemed, and any limitations, restrictions or conditions on such redemption;

       . the terms, if any, of any purchase, retirement or sinking fund to be provided for the preferred shares;

       . the terms, if any, upon which the preferred shares will be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by ACE;

       . the restrictions, limitations and conditions, if any, upon the issuance of indebtedness of ACE so long as any preferred shares are outstanding; and

       . any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law, the Memorandum or the Articles.

      Dividends

      The holders of preferred shares will be entitled to receive dividends at the rate set by the Board, payable on specified dates each year for the respective dividend periods ending on such dates ("dividend periods"), when and as declared by the Board. Such dividends will accrue on each preferred share from the first day of the dividend period in which such share is issued or from such other date as the Board may fix for such purpose. All dividends on preferred shares will be cumulative so that if ACE does not pay or set apart for payment the dividend, or any part thereof, on the issued and outstanding preferred shares for any dividend period, the deficiency in the dividend on the preferred shares must thereafter be fully paid or declared and set apart for payment, but without interest, before any dividend may be paid or declared and set apart for payment on the ordinary shares. The holders of preferred shares will not be entitled to participate in any other or additional earnings or profits of ACE, except for such premiums, if any, as may be payable in case of redemption or liquidation, dissolution or winding up of ACE.

      Any dividend paid upon the preferred shares at a time when any accrued dividends for any prior dividend period are delinquent will be expressly declared to be in whole or partial payment of the accrued dividends to the extent thereof, beginning with the earliest dividend period for which dividends are then wholly or partly delinquent, and will be so designated to each shareholder to whom payment is made.

      No dividends will be paid upon any shares of any class or series of preferred shares for a current dividend period unless there will have been paid or declared and set apart for payment dividends required to be paid to the holders of each other class or series of preferred shares for all past dividend periods of such other class or series. If any dividends are paid on any of the preferred shares with respect to any past dividend period at any time when less than the total dividends then accumulated and payable for all past dividend periods on all of the preferred shares then outstanding are to be paid or declared and set apart for payment, then the dividends being paid will be paid on each class or series of preferred shares in the proportions that the dividends then accumulated and payable on each class or series for all past dividend periods bear to the total dividends then accumulated and payable for all past dividend periods on all outstanding preferred shares.

      Liquidation, Dissolution or Winding Up

      In case of voluntary or involuntary liquidation, dissolution or winding up of ACE, the holders of each class or series of preferred shares will be entitled to receive out of the assets of ACE in money or money's worth the liquidation preference with respect to that class or series of preferred shares, together with all accrued but unpaid dividends thereon (whether or not earned or declared), before any of such assets will be paid or distributed to holders of ordinary shares. In case of voluntary or involuntary liquidation, dissolution or winding up of ACE, if the assets are insufficient to pay the holders of all of the classes or series of preferred shares then outstanding the full amounts to which they may be entitled, the holders of each outstanding class or series of preferred shares will share ratably in such assets in proportion to the amounts which would be payable with respect to such class or series if all amounts payable thereon were paid in full. The consolidation or merger of ACE with or into any other corporation, or a sale of all or any part of its assets, will not be deemed a liquidation, dissolution or winding up of ACE within the meaning of this paragraph.

      Redemption

      Except as otherwise provided with respect to a particular class or series of preferred shares, the following general redemption provisions will apply to each class or series of preferred shares.

      On or prior to the date fixed for redemption of a particular class or series of preferred shares or any part thereof as specified in the notice of redemption for such class or series, ACE will deposit adequate funds for such redemption, in trust for the account of holders of such class or series, with a bank or trust company that has an office in the United States, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000. If the name and address of such bank or trust company and the deposit of or intent to deposit the redemption funds in such trust account have been stated in the redemption notice, then from and after the mailing of the notice and the making of such deposit the shares of the class or series called for redemption will no longer be deemed to be outstanding for any purpose whatsoever, and all rights of the holders of such shares in or with respect to ACE will cease and terminate except only the right of the holders of the shares (1) to transfer such shares prior to the date fixed for redemption, (2) to receive the redemption price of such shares, including accrued but unpaid dividends to the date fixed for redemption, without interest, upon surrender of the certificate or certificates representing the shares to be redeemed, and (3) on or before the close of business on the fifth day preceding the date fixed for redemption to exercise privileges of conversion, if any, not previously expired. Any moneys so deposited by ACE which remain unclaimed by the holders of the shares called for redemption and not converted will, at the end of six years after the redemption date, be paid to ACE upon its request, after which repayment the holders of the shares called for redemption can no longer look to such bank or trust company for the payment of the redemption price but must look only to ACE for the payment of any lawful claim for such moneys which holders of such shares may still have. After such six-year period, the right of any shareholder or other person to receive such payment may be forfeited in the manner and with the effect provided under Cayman Islands law. Any portion of the moneys so deposited by ACE, in respect of preferred shares called for redemption that are converted into ordinary shares, will be repaid to ACE upon its request.

      In case of redemption of only a part of a class or series of preferred shares, ACE will designate by lot, in such manner as the Board may determine, the shares to be redeemed, or will effect such redemption pro rata.

      Conversion Rights

      Except as otherwise provided with respect to a particular class or series of preferred shares, the following general conversion provisions will apply to each class or series of preferred shares that is convertible into ordinary shares.

      All ordinary shares issued upon conversion will be fully paid and nonassessable, and will be free of all taxes, liens and charges with respect to the issue thereof except taxes, if any, payable by reason of issuance in a name other than that of the holder of the shares converted and except as otherwise provided by applicable law or the Articles.

      The number of ordinary shares issuable upon conversion of a particular class or series of preferred shares at any time will be the quotient obtained by dividing the aggregate conversion value of the shares of such class or series surrendered for conversion, by the conversion price per share of ordinary shares then in effect for such class or series. ACE will not be required, however, upon any such conversion, to issue any fractional share of ordinary shares, but instead ACE will pay to the holder who would otherwise be entitled to receive such fractional share if issued, a sum in cash equal to the value of such fractional share based on the last reported sale price per ordinary share on the NYSE at the date of determination. Preferred shares will be deemed to have been converted as of the close of business on the date of receipt at the office of the transfer agent of the certificates, duly endorsed, together with written notice by the holder of his election to convert the shares.

      The basic conversion price per ordinary share for a class or series of preferred shares, as fixed by the Board, will be subject to adjustment from time to time as follows:

       . In case ACE (1) pays a dividend or makes a distribution to all holders of outstanding ordinary shares as a class in ordinary shares,
          (2) subdivides or splits the outstanding ordinary shares into a larger number of shares or (3) combines the outstanding ordinary shares into a smaller number of shares, the basic conversion price per ordinary share in effect immediately prior to that event will be adjusted retroactively so that the holder of each outstanding share of each class or series of preferred shares which by its terms is convertible into ordinary shares will thereafter be entitled to receive upon the conversion of such share the number of ordinary shares which that holder would have owned and been entitled to receive after the happening of any of the events described above had such share of such class or series been converted immediately prior to the happening of that event. An adjustment made pursuant to this clause will become effective retroactively immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split or combination. Such adjustments will be made successively whenever any event described in this clause occurs.

       . In case ACE issues to all holders of ordinary shares as a class any rights or warrants enabling them to subscribe for or purchase ordinary shares at a price per share less than the current market price per ordinary share at the record date for determination of shareholders entitled to receive such rights or warrants, the basic conversion price per ordinary share in effect immediately prior thereto for each class or series of preferred shares which by its terms is convertible into ordinary shares will be adjusted retroactively by multiplying such basic conversion price by a fraction, of which the numerator will be the sum of number of ordinary shares outstanding at such record date and the number of ordinary shares which the aggregate exercise price (before deduction of underwriting discounts or commissions and other expenses of ACE in connection with the issue) of the total number of shares so offered for subscription or purchase would purchase at such current market price per share and of which the denominator will be the sum of the number of ordinary shares outstanding at such record date and the number of additional ordinary shares so offered for subscription or purchase. An adjustment made pursuant to this clause will become effective retroactively immediately after the record date for determination of shareholders entitled to receive such rights or warrants. Such adjustments will be made successively whenever any event described in this clause occurs.

       . In case ACE distributes to all holders of ordinary shares as a class evidences of indebtedness or assets (other than cash dividends), the basic conversion price per ordinary share in effect immediately prior thereto for each class or series of preferred shares which by its terms is convertible into ordinary shares will be adjusted retroactively by multiplying such basic conversion price by a fraction, of which the numerator will be the difference between the current market price per ordinary share at the record date for determination of shareholders entitled to receive such distribution and the fair value (as determined by the Board) of the portion of the evidences of indebtedness or assets (other than cash dividends) so distributed applicable to one ordinary share and of which the denominator will be the current market price per ordinary share. An adjustment made pursuant to this clause will become effective retroactively immediately after such record date. Such adjustments will be made successively whenever any event described in this clause occurs.

      For the purpose of any computation under the last clause above, the current market price per ordinary share on any date will be deemed to be the average of the high and low sales prices of the ordinary shares, as reported in the New York Stock Exchange--Composite Transactions (or such other principal market quotation as may then be applicable to the ordinary shares) for each of the 30 consecutive trading days commencing 45 trading days before such date.

      No adjustment will be made in the basic conversion price for any class or series of preferred shares in effect immediately prior to such computation if the amount of such adjustment would be less than fifty cents. However, any adjustments which by reason of the preceding sentence are not required to be made will be carried forward and taken into account in any subsequent adjustment. Notwithstanding anything to the contrary, any adjustment required for purposes of making the computations described above will be made not later than the earlier of (1) three years after the effective date described above for such adjustment or (2) the date as of which such adjustment would result in an increase or decrease of at least 3% in the aggregate number of ordinary shares issued and outstanding on the first date on which an event occurred which required the making of a computation described above. All calculations will be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

      In the case of any capital reorganization or reclassification of ordinary shares, or if ACE consolidates with or merges into, or sells or disposes of all or substantially all of its property and assets to, any other corporation, proper provisions will be made as part of the terms of such capital reorganization, reclassification, consolidation, merger or sale that any shares of a particular class or series of preferred shares at the time outstanding will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of ordinary shares deliverable upon conversion of such preferred shares would have been entitled upon such capital reorganization, reclassification, consolidation or merger.

      No dividend adjustment with respect to any preferred shares or ordinary shares will be made in connection with any conversion.

      Whenever there is an issue of additional ordinary shares requiring a change in the conversion price as provided above, and whenever there occurs any other event which results in a change in the existing conversion rights of the holders of shares of a class or series of preferred shares, ACE will file with its transfer agent or agents, a statement signed by the Chairman, President and Chief Executive Officer or by any Executive Officer of ACE, describing specifically such issue of additional ordinary shares or such other event (and, in the case of a capital reorganization, reclassification, consolidation or merger, the terms thereof) and the actual conversion prices or basis of conversion as changed by such issue or event and the change, if any, in the securities issuable upon conversion. Whenever there are issued by ACE to all holders of ordinary shares as a class any rights or warrants enabling them to subscribe for or purchase ordinary shares, ACE will also file in like manner a statement describing the same and the consideration it will receive therefrom. The statement so filed will be open to inspection by any holder of record of shares of any class or series of preferred shares.

      ACE will at all times have authorized and will at all times reserve and set aside a sufficient number of duly authorized ordinary shares for the conversion of all shares of all then outstanding classes or series of preferred shares which are convertible into ordinary shares.

      Reissuance of Shares

      Any preferred shares retired by purchase, redemption, through conversion, or through the operation of any sinking fund or redemption or purchase account, will have the status of authorized but unissued preferred shares, and may be reissued as part of the same class or series or may be reclassified and reissued by the Board in the same manner as any other authorized and unissued preferred shares.

      Voting Rights

      Except as indicated below or as otherwise required by applicable law, the holders of preferred shares will have no voting rights.

      Whenever dividends payable on any class or series of preferred shares are in arrears in an aggregate amount equivalent to six full quarterly dividends on all of the preferred shares of that class or series then outstanding, the holders of preferred shares of that class or series will have the exclusive and special right, voting separately as a class, to elect two directors of ACE, and the number of directors constituting the Board will be increased to the extent necessary to effectuate such right. Whenever such right of the holders of any class or series of the preferred shares has vested, such right may be exercised initially either at an extraordinary meeting of the holders of such class or series of the preferred shares, or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders. The right of the holders of any class or series of the preferred shares voting separately as a class to elect members of the Board will continue until such time as all dividends accumulated on such class or series of the preferred shares have been paid in full, at which time that special right will terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends.

      At any time when such special voting power has vested in the holders of any class or series of the preferred shares as described in the preceding paragraph, a proper officer of ACE will, upon the written request of the holders of record of at least 10% of such class or series of the preferred shares then outstanding addressed to the Secretary of ACE, call an extraordinary meeting of the holders of such class or series of the preferred shares for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to the Articles (or if there be no designation, at the principal office of ACE in Hamilton, Bermuda). If such meeting shall not be called by the proper officers of ACE within 20 days after the Secretary of ACE has been personally served with such request, or within 30 days after mailing the same within the United States by registered or certified mail addressed to the Secretary of ACE at its principal office, then the holders of record of at least 10% of such class or series of the preferred shares then outstanding may designate in writing one of their number to call such meeting at ACE's expense, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and will be held in Hamilton, Bermuda. Any holder of such class or series of preferred shares so designated will have access to the stock books of ACE for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such extraordinary meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual meeting of shareholders.

      At any annual or extraordinary meeting at which the holders of any class or series of the preferred shares have the special right, voting separately as a class, to elect directors as described above, the presence, in person or by proxy, of the holders of 33 1/3% of such class or series of the preferred shares will be required to constitute a quorum of such class or series for the election of any director by the holders of such class or series, voting as a class. At any such meeting or adjournment thereof, (1) the absence of a quorum of such class or series of the preferred shares will not prevent the election of directors other than those to be elected by such class or series of the preferred shares, voting as a class, and the absence of a quorum for the election of such other directors will not prevent the election of the directors to be elected by such class or series of the preferred shares, voting as a class, and (2) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of any class or series of stock for which a quorum is lacking will have power to adjourn the meeting for the election of directors which they are entitled to elect, from time to time until a quorum shall be present, without notice other than announcement at the meeting.

      During any period in which the holders of any class or series of the preferred shares have the right to vote as a class for directors as described above, any vacancies in the Board will be filled only by vote of a majority (even if that be only a single director) of the remaining directors theretofore elected by the holders of the class or series of stock which elected the directors whose office shall have become vacant. During such period the directors so elected by the holders of any class or series of the preferred shares will continue in office (1) until the next succeeding annual meeting or until their successors, if any, are elected by such holders and qualify or (2) unless required by applicable law to continue in office for a longer period, until termination of the right of the holders of such class or series of the preferred shares to vote as a class for directors, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the right of the holders of any class or series of the preferred shares to vote as a class for directors as provided herein, the term of office of the directors then in office so elected by the holders of such class or series will terminate.

      Whether or not ACE is being wound up, the rights attached to any class or series of preferred shares may only be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or series, or with the sanction of a special resolution approved by at least 66 2/3% of the votes cast by the holders of the shares of that class or series at a duly convened meeting where at least one-third of the issued shares of that class or series are represented, either in person or by proxy. The rights attached to any class or series of preferred shares will not be deemed to be varied by the creation or issue of any shares or any securities convertible into or evidencing the right to purchase shares ranking prior to or equally with such class or series of the preferred shares with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up. Holders of preferred shares are not entitled to vote on any amalgamation, consolidation, merger or statutory share exchange, except to the extent that such a transaction would vary the rights attached to any class or series of preferred shares, in which case any such variation is subject to the approval process described above. Holders of preferred shares are not entitled to vote on any sale of all or substantially all of the assets of ACE.

      On any item on which the holders of the preferred shares are entitled to vote, such holders will be entitled to one vote for each preferred share held.

      Restrictions in Event of Default in Dividends on Preferred Shares

      If at any time ACE has failed to pay dividends in full on the preferred shares, thereafter and until dividends in full, including all accrued and unpaid dividends for all past quarterly dividend periods on the preferred shares outstanding, shall have been declared and set apart in trust for payment or paid, or if at any time ACE has failed to pay in full amounts payable with respect to any obligations to retire preferred shares, thereafter and until such amounts shall have been paid in full or set apart in trust for payment (1) ACE, without the affirmative vote or consent of the holders of at least 66 2/3% of the preferred shares at the time outstanding given in person or by proxy, either in writing or by resolution adopted at an extraordinary meeting called for the purpose, at which the holders of the preferred shares shall vote separately as a class, regardless of class or series, may not redeem less than all of the preferred shares at such time outstanding; (2) ACE may not purchase any preferred shares except in accordance with a purchase offer made in writing to all holders of preferred shares of all classes or series upon such terms as the Board in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, will determine (which determination will be final and conclusive) will result in fair and equitable treatment among the respective classes or series; provided that (a) ACE, to meet the requirements of any purchase, retirement or sinking fund provisions with respect to any class or series, may use shares of such class or series acquired by it prior to such failure and then held by it as treasury stock and (b) nothing will prevent us from completing the purchase or redemption of preferred shares for which a purchase contract was entered into for any purchase, retirement or sinking fund purposes, or the notice of redemption of which was initially mailed, prior to such failure; and (3) ACE may not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire any shares of any other class of stock of ACE ranking junior to the preferred shares as to dividends and upon liquidation.

      Preemptive Rights

      No holder of preferred shares, solely by reason of such holding, has or will have any preemptive right to subscribe to any additional issue of shares of any class or series nor to any security convertible into such shares.

Transfer Agent

      ACE's registrar and transfer agent for the ordinary shares and the preferred shares is The Bank of New York.

Transfer of Shares

      The Articles contain various provisions affecting the transferability of ACE's shares. Under the Articles, the Board has absolute discretion to decline to register a transfer of shares (1) unless a registration statement under the Securities Act is in effect with respect to such shares or a written opinion from counsel acceptable to the directors is obtained to the effect that such registration is not required or (2) if the Board determines that such transfer would result in a person having controlled shares that constitute 10% or more of any class or series of ACE's issued shares. The Board also has absolute discretion to decline to register any transfer of shares. The Board has waived its right to decline to register any transfer of shares which have been traded in the public market (including the ordinary and preferred shares offered by a prospectus supplement) or which were outstanding immediately prior to ACE's initial public offering.

      Maples and Calder, ACE's Cayman Islands counsel, has advised it that while the precise form of the restrictions on transfers contained in the Articles is untested, as a matter of general principle, restrictions on transfers are enforceable under Cayman Islands law and are not uncommon. The transferor of such shares will be deemed to own such shares for dividend, voting and reporting purposes until a transfer of such shares has been registered on our stock transfer records.

      The restrictions on voting and ownership of more than 10% of any class or series of our issued shares described above, as well as the provisions discussed below under "Anti-Takeover Effects of Articles of Association" and "Shareholder Rights Plan," may have the effect of discouraging an attempt to obtain control of ACE through certain actions.

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

      The Articles also provide that the Board may suspend the registration of transfer for such periods as the Board may determine, but shall not suspend the registration of transfer for more than 45 days in any year.

Lloyd's Related Requirements

      Under Lloyd's regulations as currently in effect, any person who (with any associates) beneficially holds 10% or more of the votes or economic interest in ACE or who controls decisions by ACE's Board is deemed to be a "controller" of any ACE subsidiary that is a Lloyd's corporate member or Lloyd's managing agent. Lloyd's imposes an absolute prohibition on any company being a 10% controller of a Lloyd's corporate member or Lloyd's managing agent without first notifying Lloyd's and receiving their consent. This prohibition is qualified in respect of a person who breaches the 20%, 33%, 50% or majority controller thresholds in that the Lloyd's corporate member or Lloyd's managing agent must do all that lies within its powers to comply with Lloyd's requirements. In these latter circumstances, this essentially means that notice must have been given to the Council of Lloyd's that the relevant threshold will be exceeded and that the Council of Lloyd's has not objected. Lloyd's requires each "controller" of a Lloyd's corporate member or Lloyd's managing agent to execute and deliver a declaration and undertaking to Lloyd's containing representations concerning the absence of criminal activities, censure, insolvency, civil liabilities and government investigations, etc., and submitting to the jurisdiction of the English courts. Any person that becomes the owner of 10% (or subsequently 20%, 33%, 50% or a majority) of the ordinary shares would have to deliver this declaration and undertaking to Lloyd's in the form prescribed by Lloyd's, unless Lloyd's exempts such person from this requirement. Lloyd's regulations give Lloyd's the right to withhold consent to a person becoming a controller of a Lloyd's corporate member, even where the declaration and undertaking has been provided, if Lloyd's, in its discretion, does not consider such person to be "fit and proper."

      In addition under English law, if any person who is connected with a Lloyd's broker holds or subsequently becomes the holder of more than 5% of the ordinary shares in ACE, that Lloyd's broker risks losing its Lloyd's license. For these purposes, a person is treated as connected with a Lloyd's broker if that person is the subsidiary or holding company of a corporate Lloyd's broker or a subsidiary of any such holding company (all being regarded as related companies) or a director of such a Lloyd's broker or any related company that controls (a test based on one-third voting rights or control of the Board) or is controlled by such a Lloyd's broker or any related company or, if the Lloyd's broker is a partnership, any person who is a partner in or who controls or is controlled by (on a similar test) such a Lloyd's broker or any company which is controlled by a partner in such a Lloyd's broker or any related company of any such partner or any director of any such controlled or related company.

Lien on Shares

      The Articles provide that ACE will have a first lien on all shares for all debts, liabilities or engagements to or with ACE (whether presently payable or not) by the holder of such shares, except for shares declared to be exempt by the Board. This lien would extend to the payment of dividends or other money payable in respect of any ordinary shares or preferred shares subject to the lien. The Articles also provide that the directors may deduct from any dividend payable to a shareholder all sums of money presently payable by such shareholder to ACE on any account. The Board has exempted from these provisions the ordinary and preferred shares offered by a prospectus supplement.

Anti-Takeover Effects of Articles of Association

      The Articles contain certain provisions that make it more difficult to acquire control of ACE by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions, as well as the shareholder rights plan described under "Shareholder Rights Plan" below, are designed to encourage persons seeking to acquire control of ACE to negotiate with its directors. The directors believe that, as a general rule, the interests of its shareholders would be best served if any change in control results from negotiations with the directors. The

                                      16

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directors would negotiate based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of ACE. To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares.

      In addition to those provisions of the Articles discussed above, set forth below is a description of other material provisions of the Articles. Because the following description is intended as a summary only and is therefore not complete, you should refer to the Articles, which are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, for complete information regarding these provisions.

      No Shareholder Action by Written Consent

      The Articles provide that any action required or permitted to be taken by ACE's shareholders must be taken at a duly called annual general or extraordinary general meeting of its shareholders and may not be taken by consent in writing or otherwise.

      The affirmative vote of the holders of at least 66-2/3% of the outstanding shares generally entitled to vote, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this provision of the Articles.

      Availability of Shares of Capital Stock for Future Issuances

      The availability of shares for issue by ACE's directors without further action by shareholders (except as may be required by applicable stock exchange requirements) could be viewed as enabling the directors to make more difficult a change in control of ACE, including by issuing warrants or rights to acquire shares to discourage or defeat unsolicited stock accumulation programs and acquisition proposals and by issuing shares in a private placement or public offering to dilute or deter stock ownership of persons seeking to obtain control of ACE.

      Shareholder Proposals

      The Articles provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting or extraordinary general meeting, or to nominate persons for election as directors, written notice of such shareholder's intent to make such a proposal or nomination must be given and received by the Secretary of ACE at its principal executive offices not later than (1) with respect to an annual general meeting, 60 days prior to the anniversary date of the immediately preceding annual general meeting, and (2) with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to shareholders. The notice must describe the proposal or nomination in sufficient detail for a proposal or nomination to be summarized on the agenda for the meeting and must set forth (1) the name and address of the shareholder,
(2) a representation that the shareholder is a holder of record of shares of ACE entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination and (iii) the class and number of shares of ACE that are beneficially owned by the shareholder. In addition, the notice must set forth the reasons for conducting such proposed business at the meeting and any material interest of the shareholder in such business. In the case of a nomination of any person for election as a director, the notice must set forth: (1) the name and address of any person to be nominated; (2) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons; (3) such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, whether or not we are then subject to such Regulation; and (4) the consent of each nominee to serve as a director of ACE, if so elected. The presiding officer of the annual general meeting or extraordinary general meeting will, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure.

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

      The affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, the foregoing provision of the Articles.

      The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the procedures summarized above are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

Shareholder Rights Plan

      On May 7, 1999, ACE's Board of Directors declared a dividend of one preference share purchase right for each outstanding ordinary share to shareholders of record at the close of business on June 1, 1999. Subject to certain exceptions, each right, when exercisable, entitles the holder to purchase from ACE one one-thousandth of a series A junior participating preference share at an exercise price of $150, subject to certain antidilution adjustments. Because of the nature of the preference shares' dividend, liquidation and voting rights, the value of the one one-thousandth of a preference share purchasable upon the exercise of each right should approximate the value of one ordinary share.

      The rights generally will only be exercisable:

       . 10 days following a public announcement that a person or a group of affiliated or associated persons has acquired, or obtained the right to acquire, 15% or more of the outstanding ordinary shares of ACE, or

       . 15 business days following the commencement of, or the announcement of an intention to make, a tender or exchange offer for 15% or more of the outstanding ordinary shares of ACE.

      In the following description, a person or group that acquires, or obtains the right to acquire, 15% or more of the outstanding ordinary shares of ACE is referred to as an "Acquiring Person."

      Generally, if any person or group becomes an Acquiring Person, each right, except for rights held by the Acquiring Person, will entitle its holder to purchase ordinary shares having a value equal to two times the exercise price of the right.

      If ACE is acquired in a merger, amalgamation or other business combination transaction or if 50% or more of ACE's assets or earnings power is sold, then proper provision will be made so that each holder of a right, except for the Acquiring Person, will be entitled to receive common stock of the acquiring or surviving company having a value equal to two times the exercise price of the right.

      ACE's board of directors has the option, at any time after any person or group becomes an Acquiring Person but before the Acquiring Person acquires 50% or more of the outstanding ordinary shares, to exchange each right, except for rights held by the Acquiring Person, for one ordinary share.

      At any time prior to the time that any person or group becomes an Acquiring Person, ACE's board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. The rights will expire on June 1, 2009 if they have not been previously exercised, exchanged or redeemed.-

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

                     DESCRIPTION OF THE DEPOSITARY SHARES

General

      ACE may, at its option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred shares) of a share of a particular series of preferred shares as described below. In the event ACE elects to do so, depositary receipts evidencing depositary shares will be issued to the public.

      The shares of any class or series of preferred shares represented by depositary shares will be deposited under a deposit agreement among ACE, a depositary selected by ACE and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a preferred share represented by such depositary share, to all the rights and preferences of the preferred shares represented thereby (including dividend, voting, redemption and liquidation rights).

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement. Copies of the forms of deposit agreement and depositary receipt are filed as exhibits to the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

      Pending the preparation of definitive depositary receipts, the depositary may, upon the written order of ACE, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder thereof.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other distributions received in respect of the related class or series of preferred shares to the record holders of depositary shares relating to such class or series of preferred shares in proportion to the number of such depositary shares owned by such holders.

      In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with the approval of ACE, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Shares

      Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred shares and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related class or series of preferred shares on the basis set forth in the prospectus supplement for such class or series of preferred shares, but holders of such whole preferred shares will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional preferred shares be delivered upon surrender of depositary receipts to the depositary.

Redemption of Depositary Shares

      Whenever ACE redeems preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the related class or series of preferred shares so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such class or series of the preferred shares. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Shares

      Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred shares. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the class or series of preferred shares represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of the preferred shares represented by such depositary shares in accordance with such instructions, and ACE will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

Amendment and Termination of the Deposit Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between ACE and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority (or, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, 66 2/3%, unless otherwise provided in the related prospectus supplement) of the depositary shares then outstanding. The deposit agreement may be terminated by ACE or the depositary only if (1) all outstanding depositary shares have been redeemed, (2) there has been a final distribution in respect of the related class or series of preferred shares in connection with any liquidation, dissolution or winding up of ACE and such distribution has been distributed to the holders of depositary receipts or (3) upon the consent of holders of depositary receipts representing not less than 66 2/3% of the depositary shares outstanding.

Charges of Depositary

      ACE will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. ACE will pay charges of the depositary in connection with the initial deposit of the related class or series of preferred shares and any redemption of such preferred shares. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

      The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of shares of a class or series of preferred shares evidenced thereby until all such taxes and charges with respect to such depositary receipt or such preferred shares are paid by the holders thereof.

Miscellaneous

      The depositary will forward all reports and communications from ACE which are delivered to the depositary and which ACE is required to furnish to the holders of the preferred shares.

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

      Neither the depositary nor ACE will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of ACE and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and neither ACE nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or class or series of preferred shares unless satisfactory indemnity is furnished. ACE and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering to ACE notice of its election to do so, and ACE may at any time remove the depositary. Any such resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                      DESCRIPTION OF ACE DEBT SECURITIES

      The following description of the ACE debt securities sets forth the material terms and provisions of the ACE debt securities to which any prospectus supplement may relate. The ACE senior debt securities are to be issued under an indenture (the "ACE senior indenture") between ACE and The First National Bank of Chicago, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The ACE subordinated debt securities are to be issued under an indenture (the "ACE subordinated indenture") between ACE and The First National Bank of Chicago, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The ACE senior indenture and the ACE subordinated indenture are sometimes referred to herein collectively as the "ACE indentures" and each individually as an "ACE indenture." The particular terms of the ACE debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered ACE debt securities, will be described in the prospectus supplement.

      Because the following summaries of the material terms and provisions of the ACE indentures and the ACE debt securities are not complete, you should refer to the forms of the ACE indentures and the ACE debt securities for complete information regarding the terms and provisions of the ACE indentures, including the definitions of some of the terms used below, and the ACE debt securities. Wherever particular articles, sections or defined terms of an ACE indenture are referred to, those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The ACE indentures are substantially identical, except for certain covenants of ACE and provisions relating to subordination.

General

      The ACE indentures do not limit the aggregate principal amount of ACE debt securities which ACE may issue thereunder and provide that ACE may issue ACE debt securities thereunder from time to time in one or more series. (Section 3.1) The ACE indentures do not limit the amount of other Indebtedness (as defined below) or ACE debt securities, other than certain secured Indebtedness as described below, which ACE or its subsidiaries may issue.

      Unless otherwise provided in a prospectus supplement, the ACE senior debt securities will be unsecured obligations of ACE and will rank equally with all of its other unsecured and unsubordinated indebtedness. The ACE subordinated debt securities of each series will be unsecured obligations of ACE, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (which term includes ACE senior debt securities) of ACE with respect to such series, as described below under "Subordination of ACE Subordinated Debt Securities" and in the applicable prospectus supplement.

      Because ACE is a holding company, its rights and the rights of its creditors (including the holders of ACE debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that ACE may itself be a creditor with recognized claims against the subsidiary. The right of creditors of ACE (including the holders of ACE debt securities) to participate in the distribution of stock owned by ACE in certain of its subsidiaries, including ACE's insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

      The prospectus supplement relating to the particular ACE debt securities offered thereby will describe the following terms of the offered ACE debt securities:

       . the title of such ACE debt securities and the series in which such ACE debt securities will be included, which may include medium-term notes;

       . any limit upon the aggregate principal amount of such ACE debt securities;

                                      22

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       .  the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of such ACE debt securities will be payable;

       . the rate or rates at which such ACE debt securities will bear interest, if any, which rate may be zero in the case of certain ACE debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

       . the date or dates on which interest, if any, on such ACE debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

       . whether and on what terms ACE will have the option to redeem such ACE debt securities in lieu of paying additional amounts in respect of certain Bermuda or Cayman Islands taxes, fees, duties, assessments or governmental charges that might be imposed on holders of such ACE debt securities (and the terms of such option);

       . the place or places where the principal of, any premium or interest on or any additional amounts with respect to such ACE debt securities will be payable, any of such ACE debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and any such ACE debt securities may be surrendered for conversion or exchange;

       . whether any of such ACE debt securities are to be redeemable at the option of ACE and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such ACE debt securities may be redeemed, in whole or in part, at the option of ACE;

       . whether ACE will be obligated to redeem or purchase any of such ACE debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such ACE debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such ACE debt securities so redeemed or purchased;

       . if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any ACE debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any ACE debt securities to be issued in bearer form will be issuable;

       . whether the ACE debt securities will be convertible into ordinary shares and/or exchangeable for other securities, whether or not issued by ACE, and, if so, the terms and conditions upon which such ACE debt securities will be so convertible or exchangeable;

       . if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of such ACE debt securities that will be payable upon declaration of acceleration of the maturity thereof;

       . if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to any of such ACE debt securities;

       . whether the principal of, any premium or interest on or any additional amounts with respect to such ACE debt securities will be payable, at the election of ACE or a holder, in a currency other than that in which such ACE debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

       . any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such ACE debt securities;

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

       . whether such ACE debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

       . whether such ACE debt securities are ACE senior debt securities or subordinated debt securities and, if ACE subordinated debt securities, the specific subordination provisions applicable thereto;

       . in the case of ACE subordinated debt securities, the relative degree, if any, to which such ACE subordinated debt securities of the series will be senior to or be subordinated to other series of ACE subordinated debt securities or other indebtedness of ACE in right of payment, whether such other series of ACE subordinated debt securities or other indebtedness is outstanding or not;

       . any deletions from, modifications of or additions to the Events of Default or covenants of ACE with respect to such ACE debt securities;

       . whether the provisions described below under "Discharge, Defeasance and Covenant Defeasance" will be applicable to such ACE debt securities;

       . whether any of such ACE debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such ACE debt securities to be authenticated and delivered; and

       . any other terms of such ACE debt securities and any other deletions from or modifications or additions to the applicable ACE indenture in respect of such ACE debt securities. (Section 3.1)

      ACE will have the ability under the ACE indentures to "reopen" a previously issued series of ACE debt securities and issue additional ACE debt securities of that series or establish additional terms of that series. ACE is also permitted to issue ACE debt securities with the same terms as previously issued ACE debt securities. (Section 3.1)

      Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any ACE debt securities will be payable at the office or agency maintained by ACE for such purposes (initially the corporate trust office of the trustee). In the case of ACE debt securities issued in registered form, interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on ACE debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the ACE debt securities are registered at the close of business on the regular record date with respect to such interest payment date. All paying agents initially designated by ACE for the ACE debt securities will be named in the related prospectus supplement. ACE may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that ACE will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the ACE debt securities are payable. (Sections 3.7 and 10.2)

      Unless otherwise provided in the related prospectus supplement, the ACE debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by ACE or the security registrar) or exchanged for other ACE debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by ACE for such purposes (initially the corporate trust office of the trustee). Such transfer or exchange will be made without service charge, but ACE may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. ACE will not be required to (1) issue, register the transfer of, or exchange, ACE debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such ACE debt securities and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any ACE debt security so selected for redemption in whole or in part, except the unredeemed portion of any ACE debt security being redeemed in part. (Section 3.5) ACE has appointed the trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by ACE for any ACE debt securities will be named in the

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related prospectus supplement. ACE may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that ACE will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the ACE debt securities are payable. (Section 10.2)

      Unless otherwise provided in the related prospectus supplement, the ACE debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof. (Section 3.2) The ACE debt securities may be represented in whole or in part by one or more global ACE debt securities registered in the name of a depositary or its nominee and, if so represented, interests in such global ACE debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where ACE debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to such ACE debt securities and to payment on and transfer and exchange of such ACE debt securities will be described in the related prospectus supplement.

      The ACE debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. Special United States Federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

      If the purchase price of any ACE debt securities is payable in one or more foreign currencies or currency units or if any ACE debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any ACE debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to such ACE debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

      ACE will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ACE to purchase ACE debt securities at the option of the holders. Any such obligation applicable to a series of ACE debt securities will be described in the related prospectus supplement.

      Unless otherwise described in a prospectus supplement relating to any ACE debt securities, other than as described below under "--Covenants Applicable to ACE Senior Debt Securities--Limitation on Liens on Stock of Designated Subsidiaries," the ACE indentures do not contain any provisions that would limit ACE's ability to incur indebtedness or that would afford holders of ACE debt securities protection in the event of a sudden and significant decline in the credit quality of ACE or a takeover, recapitalization or highly leveraged or similar transaction involving ACE. Accordingly, ACE could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect ACE's capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of ACE debt securities for information regarding to any deletions from, modifications of or additions to the Events of Defaults described below or covenants of ACE contained in the ACE indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

      The terms, if any, on which ACE debt securities of any series are convertible into or exchangeable for ordinary shares, preferred shares or other securities, whether or not issued by ACE, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of ACE, in which the securities, property or cash to be received by the holders of the ACE debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

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Global Securities

      The ACE debt securities of a series may be issued in whole or in part in the form of one or more global ACE debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series.

      The specific terms of the depositary arrangement with respect to a series of ACE debt securities will be described in the prospectus supplement relating to such series. ACE anticipates that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the ACE debt securities represented by such global security. Such accounts will be designated by the underwriters or agents with respect to such ACE debt securities or by ACE if such ACE debt securities are offered and sold directly by ACE. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

      So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the ACE debt securities represented by such global security for all purposes under the applicable ACE indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have ACE debt securities of the series represented by such global security registered in their names and will not receive or be entitled to receive physical delivery of ACE debt securities of that series in definitive form.

      Principal of, any premium and interest on, and any additional amounts with respect to, ACE debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such ACE debt securities. None of ACE, the trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such ACE debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      ACE expects that the depositary for a series of ACE debt securities or its nominee, upon receipt of any payment with respect to such ACE debt securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such ACE debt securities as shown on the records of such depositary or its nominee. ACE also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

      The ACE indentures provide that if (1) the depositary for a series of ACE debt securities notifies ACE that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the applicable ACE indenture and a successor depositary is not appointed by ACE within 90 days of written notice, (2) ACE determines that ACE debt securities of a particular series will no longer be represented by global securities and executes and delivers to the trustee a company order to such effect or (3) an Event of Default with respect to a series of ACE debt securities has occurred and is continuing, the global securities will be exchanged for ACE debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive ACE debt securities will be registered in such name or names as the depositary shall instruct the trustee. (Section 3.5) It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Payment of Additional Amounts

      ACE will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the ACE debt securities of any series without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Cayman Islands or Bermuda (each, a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, ACE will, subject to certain limitations and exceptions described below, pay to the holder of any such ACE debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such ACE debt security and the applicable ACE indenture to be then due and payable.

      ACE will not be required to pay any additional amounts for or on account of:

         1. any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such ACE debt security, (b) presented such ACE debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such ACE debt security could not have been presented for payment elsewhere, or (c) presented such ACE debt security for payment more than 30 days after the date on which the payment in respect of such ACE debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such ACE debt security for payment on any day within that 30-day period;

         2. any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

         3. any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such ACE debt security to comply with any reasonable request by ACE addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which in either case is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

         4. any combination of items (1), (2) and (3).

      In addition, ACE will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such ACE debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such ACE debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the ACE debt security. (Section 10.4)

Covenants Applicable to ACE Senior Debt Securities

      Limitation on Liens on Stock of Designated Subsidiaries

      Under the ACE senior indenture, ACE will covenant that, so long as any ACE senior debt securities are outstanding, it will not, nor will it permit any Subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance upon any shares of capital stock of any Designated Subsidiary (whether such shares of stock are now owned or hereafter acquired) without effectively providing concurrently that the ACE senior debt securities (and, if ACE so elects, any other Indebtedness of ACE that is not subordinate to the ACE senior debt securities and with respect to which the governing instruments require, or pursuant to which ACE is otherwise obligated, to provide such security) will be secured equally and ratably with such Indebtedness for at least the time period such other Indebtedness is so secured. (Section 10.5 of the ACE senior indenture)

      For purposes of the ACE senior indenture, "capital stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including preferred stock, but excluding any debt securities convertible into such equity. (Section 1.1 of the ACE senior indenture)

      The term "Designated Subsidiary" means any present or future consolidated Subsidiary of ACE, the Consolidated Net Worth of which constitutes at least 5% of ACE's Consolidated Net Worth. (Section 1.1 of the ACE senior indenture) As of July 31, 1999, ACE's Designated Subsidiaries were ACE Bermuda, Tempest, ACE INA and ACE USA.

      For purposes of the ACE indentures, the term "Indebtedness" means, with respect to any Person, (1) the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (2) all Capitalized Lease Obligations of such Person; (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (5) all obligations of the type referred to in clauses (1) through (4) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; (6) all obligations of the type referred to in clauses (1) through (5) of other Persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (7) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (1) through (6) above. (Section 1.1)

      Limitations on Disposition of Stock of Designated Subsidiaries

      The ACE senior indenture also provides that, so long as any ACE senior debt securities are outstanding and except in a transaction otherwise governed by such ACE indenture, ACE will not issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or

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

purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary, and will not permit any Designated Subsidiary to issue (other than to ACE) any shares (other than director's qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary, if, after giving effect to any such transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, ACE would own, directly or indirectly, less than 80% of the shares of capital stock of such Designated Subsidiary (other than preferred stock having no voting rights of any kind); provided, however, that (1) any issuance, sale, assignment, transfer or other disposition permitted by ACE may only be made for at least a fair market value consideration as determined by ACE's board of directors pursuant to a resolution adopted in good faith and (2) the foregoing will not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority. Notwithstanding the foregoing, (1) ACE may merge or consolidate any Designated Subsidiary into or with another direct or indirect Subsidiary of ACE, the shares of capital stock of which ACE owns at least 80%, and (2) ACE may, subject to the provisions described under "--Consolidation, Amalgamation, Merger and Sale of Assets" below, sell, assign, transfer or otherwise dispose of the entire capital stock of any Designated Subsidiary at one time for at least a fair market value consideration as determined by ACE's board of directors pursuant to a resolution adopted in good faith. (Section 10.6 of the ACE senior indenture)

Consolidation, Amalgamation, Merger and Sale of Assets

      Each ACE indenture provides that ACE may not (1) consolidate or amalgamate with or merge into any Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, or (2) permit any Person to consolidate or amalgamate with or merge into ACE, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to ACE, unless (a) in the case of (1) above, such Person is a Corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, Bermuda or the Cayman Islands and will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the ACE debt securities issued thereunder, and the performance of ACE's obligations under such ACE indenture and the ACE debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the ACE debt securities of any series that are convertible or exchangeable into ordinary shares or other securities; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ACE or a Subsidiary as a result of such transaction as having been incurred by ACE or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing; and (c) certain other conditions are met. (Section 8.1)

Events of Default

      Each of the following events will constitute an Event of Default under the applicable ACE indenture with respect to any series of ACE debt securities issued thereunder (whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

       (1)default in the payment of any interest on any ACE debt security of such series, or any additional amounts payable with respect thereto, when such interest becomes or such additional amounts become due and payable, and continuance of such default for a period of 30 days;

       (2)default in the payment of the principal of or any premium on any ACE debt security of such series, or any additional amounts payable with respect thereto, when such principal or premium becomes or such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

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

       (3)default in the deposit of any sinking fund payment, when and as due by the terms of any ACE debt security of such series;

       (4)default in the performance, or breach, of any covenant or warranty of ACE contained in the applicable ACE indenture for the benefit of such series or in the ACE debt securities of such series, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in such ACE indenture;

       (5)if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of ACE (including an Event of Default under any other series of ACE debt securities), whether such Indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of such Indebtedness at the maturity thereof (after giving effect to any applicable grace period) or results in such Indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable ACE indenture;

       (6)ACE shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

       (7)certain events in bankruptcy, insolvency or reorganization of ACE;
          and

       (8)any other Event of Default provided in or pursuant to the applicable ACE indenture with respect to ACE debt securities of such series. (Section 5.1)

      If an Event of Default with respect to the ACE debt securities of any series (other than an Event of Default described in (7) of the preceding paragraph) occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding ACE debt securities of such series by written notice as provided in the applicable ACE indenture may declare the principal amount (or such lesser amount as may be provided for in the ACE debt securities of such series) of all outstanding ACE debt securities of such series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable ACE indenture, the holders of not less than a majority in principal amount of the ACE debt securities of such series may, under certain circumstances, rescind and annul such declaration of acceleration. An Event of Default described in (7) of the preceding paragraph will cause the principal amount and accrued interest (or such lesser amount as provided for in the ACE debt securities of such series) to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

      Each ACE indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the ACE debt securities of any series (a "default"), the trustee will transmit, in the manner set forth in such ACE indenture, notice of such default to the holders of the ACE debt securities of such series unless such default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, on, or additional amounts or any sinking fund or purchase fund installment with respect to, any ACE debt security of such series, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of ACE debt securities of such series; and provided, further, that in the case of any default of the character described in (5) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs. (Section 6.2)

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

      If an Event of Default occurs and is continuing with respect to the ACE debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of ACE debt securities of such series by all appropriate judicial proceedings. (Section 5.3) Each ACE indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under such ACE indenture at the request or direction of any of the holders of ACE debt securities, unless such holders shall have offered to the trustee reasonable indemnity. (Section 6.1) Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the applicable ACE indenture, the holders of a majority in principal amount of the outstanding ACE debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the ACE debt securities of such series. (Section 5.12)

Modification and Waiver

      ACE and the trustee may modify or amend either ACE indenture with the consent of the holders of not less than a majority in principal amount of the outstanding ACE debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding ACE debt security affected thereby,

       . change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any ACE debt security,

       . reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any ACE debt security,

       . change the obligation of ACE to pay additional amounts with respect to any ACE debt security,

       . reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

       . change the redemption provisions of any ACE debt security or adversely affect the right of repayment at the option of any holder of any ACE debt security,

       . change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any ACE debt security is payable,

       . impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any ACE debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date),

       . reduce the percentage in principal amount of the outstanding ACE debt securities, the consent of whose holders is required in order to take specific actions,

       . reduce the requirements for quorum or voting by holders of ACE debt securities in Section 15.4 of each ACE indenture,

       . modify any of the provisions in the applicable ACE indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of ACE debt securities except to increase any percentage vote required or to provide that other provisions of such ACE indenture cannot be modified or waived without the consent of the holder of each ACE debt security affected thereby,

       . make any change that adversely affects the right to convert or exchange any ACE debt security into or for ordinary shares of ACE or other securities (whether or not issued by ACE), cash or property in accordance with its terms,

                                      31

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       .  modify any of the provisions of the ACE subordinated indenture relating to the subordination of the ACE subordinated debt securities in a manner adverse to holders of ACE subordinated debt securities, or

       .  modify any of the above provisions. (Section 9.2)

      In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the ACE subordinated indenture in any manner which might terminate or impair the subordination of the ACE subordinated debt securities of any series to Senior Indebtedness with respect to such series without the prior written consent of the holders of such Senior Indebtedness. (Section 9.7 of the ACE subordinated indenture)

      ACE and the trustee may modify or amend either ACE indenture and the ACE debt securities of any series without the consent of any holder in order to, among other things;

       . provide for a successor to ACE pursuant to a consolidation, amalgamation, merger or sale of assets;

       . add to the covenants of ACE for the benefit of the holders of all or any series of ACE debt securities or to surrender any right or power conferred upon ACE by the applicable ACE indenture;

       . provide for a successor trustee with respect to the ACE debt securities of all or any series;

       . cure any ambiguity or correct or supplement any provision in either ACE indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under either ACE indenture which will not adversely affect the interests of the holders of ACE debt securities of any series;

       . change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of ACE debt securities under either ACE indenture;

       . add any additional Events of Default with respect to all or any series of ACE debt securities;

       .  secure the ACE debt securities;

       . provide for conversion or exchange rights of the holders of any series of ACE debt securities; or

       . make any other change that does not materially adversely affect the interests of the holders of any ACE debt securities then outstanding under the applicable ACE indenture. (Section 9.1)

      The holders of at least a majority in principal amount of the outstanding ACE debt securities of any series may, on behalf of the holders of all ACE debt securities of that series, waive compliance by ACE with certain covenants of the applicable ACE indenture. (Section 10.8 of the ACE senior indenture;
Section 10.6 of the ACE subordinated indenture) The holders of not less than a majority in principal amount of the outstanding ACE debt securities of any series may, on behalf of the holders of all ACE debt securities that series, waive any past default and its consequences under the applicable ACE indenture with respect to the ACE debt securities of that series, except a default (1) in the payment of principal of, any premium or interest on or any additional amounts with respect to ACE debt securities of that series or (2) in respect of a covenant or provision of the applicable ACE indenture that cannot be modified or amended without the consent of the holder of each outstanding ACE debt security of any series affected. (Section 5.13)

      Under each ACE indenture, ACE is required to furnish the trustee annually a statement as to performance by ACE of certain of its obligations under that ACE indenture and as to any default in such performance. ACE is also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default, or any event which after notice or lapse of time or both would constitute an Event of Default, resulting from the failure to perform or breach of any covenant or warranty contained in the applicable ACE indenture or the ACE debt securities of any series. (Section 10.9 of the ACE senior indenture; Section 10.7 of the ACE subordinated indenture)

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Discharge, Defeasance and Covenant Defeasance

      ACE may discharge certain obligations to holders of any series of ACE debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the Foreign Currency in which such ACE debt securities are payable in an amount sufficient to pay the entire indebtedness on such ACE debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit (if such ACE debt securities have become due and payable) or to the maturity thereof, as the case may be. (Section 4.1)

      Each ACE indenture provides that, unless the provisions of Section 4.2 thereof are made inapplicable to the ACE debt securities of or within any series pursuant to Section 3.1 thereof, ACE may elect either (1) to defease and be discharged from any and all obligations with respect to such ACE debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such ACE debt securities and other obligations to register the transfer or exchange of such ACE debt securities, to replace temporary or mutilated, destroyed, lost or stolen ACE debt securities, to maintain an office or agency with respect to such ACE debt securities and to hold moneys for payment in trust) ("defeasance") or (2) to be released from its obligations with respect to such ACE debt securities under certain covenants as described in the related prospectus supplement, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such ACE debt securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by ACE with the Trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which such ACE debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such ACE debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, such ACE debt securities on the scheduled due dates. (Section 4.2)

      Such a trust may only be established if, among other things, (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable ACE indenture or any other material agreement or instrument to which ACE is a party or by which it is bound, (2) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the ACE debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (3) ACE has delivered to the trustee an opinion of counsel (as specified in the ACE indenture) to the effect that the holders of such ACE debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by ACE, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the applicable ACE indenture. (Section 4.2)

      "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

      "Government Obligations" means debt securities which are (1) direct obligations of the United States of America or the government or the governments which issued the Foreign Currency in which the ACE debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the ACE debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, and which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 1.1)

      If after ACE has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to ACE debt securities of any series, (1) the holder of an ACE debt security of that series is entitled to, and does, elect pursuant to Section 3.1 of the applicable ACE indenture or the terms of such ACE debt security to receive payment in a currency other than that in which such deposit has been made in respect of such ACE debt security, or (2) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such ACE debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, any premium and interest on, and any additional amounts with respect to, such ACE debt security as such ACE debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such ACE debt security into the currency in which such ACE debt security becomes payable as a result of such election or such Conversion Event based on (a) in the case of payments made pursuant to clause (1) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (b) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 4.2)

      "Conversion Event" means the cessation of use of (1) a Foreign Currency both by the government of the country or countries which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (2) any currency unit or composite currency for the purposes for which it was established. All payments of principal of, any premium and interest on, and any additional amounts with respect to, any ACE debt security that are payable in a Foreign Currency that ceases to be used by the government or governments of issuance will be made in U.S. dollars. (Section 1.1)

      In the event ACE effects covenant defeasance with respect to any ACE debt securities and such ACE debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such ACE debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such ACE debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such ACE debt securities at the time of the acceleration resulting from such Event of Default. However, ACE would remain liable to make payment of such amounts due at the time of acceleration.

Subordination of ACE Subordinated Debt Securities

      The ACE subordinated debt securities of each series will, to the extent set forth in the ACE subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness with respect to such series. (Section 16.1 of the ACE subordinated indenture). Upon any payment or distribution of assets of ACE of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of ACE, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness with respect to the ACE subordinated debt securities of any series will first be paid in full, or payment thereof provided for in money in

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

accordance with its terms, before the holders of ACE subordinated debt securities of such series are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the ACE subordinated debt securities of such series, and to that end the holders of such Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of ACE being subordinated to the payment of ACE subordinated debt securities of such series, which may be payable or deliverable in respect of the ACE subordinated debt securities of such series upon any such dissolution, winding-up, liquidation or reorganization or in any such bankruptcy, insolvency, receivership or other proceeding. (Section 16.3 of the ACE subordinated indenture)

      By reason of such subordination, in the event of liquidation or insolvency of ACE, holders of Senior Indebtedness with respect to the ACE subordinated debt securities of any series and holders of other obligations of ACE that are not subordinated to such Senior Indebtedness may recover more, ratably, than the holders of the ACE subordinated debt securities of such series.

      Subject to the payment in full of all Senior Indebtedness with respect to the ACE subordinated debt securities of any series, the rights of the holders of the ACE subordinated debt securities of such series will be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of ACE applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the ACE subordinated debt securities of such series have been paid in full. (Section 16.4 of the ACE subordinated indenture)

      No payment of principal (including redemption and sinking fund payments) of or any premium or interest on or any additional amounts with respect to the ACE subordinated debt securities of any series may be made (1) if any Senior Indebtedness with respect to such series is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (2) if the maturity of any Senior Indebtedness with respect to such series has been accelerated because of a default. (Section 16.2 of the ACE subordinated indenture)

      The ACE subordinated indenture does not limit or prohibit ACE from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to the ACE subordinated debt securities of any series, but subordinate to other obligations of ACE. The ACE senior debt securities will constitute Senior Indebtedness with respect to the ACE subordinatd debt securities of each series under the ACE subordinated indenture.

      The term "Senior Indebtedness" means, with respect to the ACE subordinated debt securities of any particular series, all Indebtedness of ACE outstanding at any time, except (1) the ACE subordinated debt securities of such series, (2) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the ACE subordinated debt securities of such series, (3) Indebtedness of ACE to an Affiliate of ACE, (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against ACE in a proceeding under federal or state bankruptcy laws and (5) trade accounts payable. Senior Indebtedness with respect to the ACE subordinated debt securities of any particular series will continue to be Senior Indebtedness with respect to the ACE subordinated debt securities of such series and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of the ACE subordinated indenture)

      The ACE subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular series of ACE subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

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

New York Law to Govern

      The ACE indentures and the ACE debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state. (Section 1.13)

Information Concerning the Trustee

      ACE may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with The First National Bank of Chicago and its affiliates in the ordinary course of business.

      Under each ACE indenture, The First National Bank of Chicago is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable ACE indenture and related matters. (Section 7.3)

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           DESCRIPTION OF ACE INA DEBT SECURITIES AND ACE GUARANTEE

      The following description of the ACE INA debt securities and the ACE guarantee sets forth the material terms and provisions of the ACE INA debt securities and the ACE guarantee to which any prospectus supplement may relate. The ACE INA senior debt securities are to be issued under an indenture (the "ACE INA senior indenture") among ACE INA, ACE and The First National Bank of Chicago, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The ACE INA subordinated debt securities are to be issued under an indenture (the "ACE INA subordinated indenture") among ACE INA, ACE and The First National Bank of Chicago, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The ACE INA senior indenture and the ACE INA subordinated indenture are sometimes referred to herein collectively as the "ACE INA indentures" and each individually as an "ACE INA indenture". The particular terms of the ACE INA debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered ACE INA debt securities, will be described in the prospectus supplement.

      Because the following summaries of the material terms and provisions of the ACE INA indentures, the ACE INA debt securities and the ACE guarantee are not complete, you should refer to the forms of the ACE INA indentures and the ACE INA debt securities for complete information regarding the terms and provisions of the ACE INA indentures, including the definitions of some of the terms used below, the ACE INA debt securities and the ACE guarantee. Wherever particular articles, sections or defined terms of an ACE INA indenture are referred to, such articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The ACE INA indentures are substantially identical, except for certain covenants of ACE INA and ACE and provisions relating to subordination.

General

      The ACE INA indentures do not limit the aggregate principal amount of ACE INA debt securities which ACE INA may issue thereunder and provide that ACE INA may issue ACE INA debt securities thereunder from time to time in one or more series. (Section 3.1) The ACE INA indentures do not limit the amount of other Indebtedness (as defined below) or ACE INA debt securities, other than certain secured Indebtedness as described below, which ACE, ACE INA or their respective subsidiaries may issue.

      Unless otherwise provided in a prospectus supplement, the ACE INA senior debt securities will be unsecured obligations of ACE INA and will rank equally with all of its other unsecured and unsubordinated indebtedness. The ACE INA subordinated debt securities of each series will be unsecured obligations of ACE INA, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (which term includes ACE INA senior debt securities) of ACE INA with respect to such series, as described below under "Subordination of ACE INA Subordinated Debt Securities" and in the related prospectus supplement. The ACE INA subordinated debt securities of any series issued to an ACE Trust will rank equally with each other series of ACE INA subordinated debt securities issued to other ACE Trusts.

      Because ACE INA is a holding company, its rights and the rights of its creditors (including the holders of ACE INA debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that ACE INA may itself be a creditor with recognized claims against the subsidiary. The rights of creditors of ACE INA (including the holders of ACE INA debt securities) to participate in the distribution of stock owned by ACE INA in certain of its subsidiaries, including ACE INA's insurance subsidiaries, may also be subject to the approval of certain insurance regulatory authorities having jurisdiction over such subsidiaries.

      In the event ACE INA subordinated debt securities are issued to an ACE Trust in connection with the issuance of preferred securities and common securities by that ACE Trust, such ACE INA subordinated debt securities subsequently may be distributed pro rata to the holders of such preferred securities and common securities in connection with the dissolution of that ACE Trust upon the occurrence of certain events described in the prospectus supplement relating to such preferred securities and common securities. Only one series of ACE INA subordinated debt securities will be issued to an ACE Trust in connection with the issuance of preferred securities and common securities by that ACE Trust.

      The prospectus supplement relating to the particular ACE INA debt securities offered thereby will describe the following terms of the offered ACE INA debt securities:

       . the title of such ACE INA debt securities and the series in which such ACE INA debt securities will be included, which may include medium-term notes;

       . any limit upon the aggregate principal amount of such ACE INA debt securities;

       . the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of such ACE INA debt securities will be payable;

       . the rate or rates at which such ACE INA debt securities will bear interest, if any, which rate may be zero in the case of certain ACE INA debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

       . the date or dates on which interest, if any, on such ACE INA debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

       . whether and under what circumstances additional amounts in respect of certain taxes, fees, duties, assessments or governmental charges that might be imposed on holders of such ACE INA debt securities will be payable and, if so, whether and on what terms ACE INA will have the option to redeem such ACE INA debt securities in lieu of paying such additional amounts (and the terms of such option);

       . the place or places where the principal of, any premium or interest on or any additional amounts with respect to such ACE INA debt securities will be payable, any of such ACE INA debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and any such ACE INA debt securities may be surrendered for conversion or exchange;

       . whether any of such ACE INA debt securities are to be redeemable at the option of ACE INA and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such ACE INA debt securities may be redeemed, in whole or in part, at the option of ACE INA;

       . whether ACE INA will be obligated to redeem or purchase any of such ACE INA debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such ACE INA debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such ACE INA debt securities so redeemed or purchased;

       . if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any ACE INA debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any ACE INA debt securities to be issued in bearer form will be issuable;

       . whether the ACE INA debt securities will be convertible into other securities of ACE INA and/or exchangeable for securities of ACE or other issuers and, if so, the terms and conditions upon which such ACE INA debt securities will be so convertible or exchangeable;

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

       . if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of such ACE INA debt securities that will be payable upon declaration of acceleration of the maturity thereof;

       . if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to any of such ACE INA debt securities;

       . whether the principal of, any premium or interest on or any additional amounts with respect to such ACE INA debt securities will be payable, at the election of ACE INA or a holder, in a currency other than that in which such ACE INA debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

       . any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such ACE INA debt securities;

       . whether such ACE INA debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

       . whether such ACE INA debt securities are ACE INA senior debt securities or ACE INA subordinated debt securities and, if ACE INA subordinated debt securities, the specific subordination provisions applicable thereto;

       . in the case of ACE INA subordinated debt securities issued to an ACE Trust, the terms and conditions of any obligation or right of ACE INA or a holder to convert or exchange such ACE INA subordinated debt securities into preferred securities of that ACE Trust;

       . in the case of ACE INA subordinated debt securities issued to an ACE Trust, the form of restated trust agreement and, if applicable, the agreement relating to ACE's guarantee of the preferred securities of that ACE Trust;

       . in the case of ACE INA subordinated debt securities, the relative degree, if any, to which such ACE INA subordinated debt securities of the series and the ACE guarantee in respect thereof will be senior to or be subordinated to other series of ACE INA subordinated debt securities and the ACE guarantee in respect thereof or other indebtedness of ACE INA or ACE, as the case may be, in right of payment, whether such other series of ACE INA subordinated debt securities or other indebtedness is outstanding or not;

       . any deletions from, modifications of or additions to the Events of Default or covenants of ACE INA or ACE with respect to such ACE INA debt securities;

       . whether the provisions described below under "Discharge, Defeasance and Covenant Defeasance" will be applicable to such ACE INA debt securities;

       . whether any of such ACE INA debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such ACE INA debt securities to be authenticated and delivered; and

       . any other terms of such ACE INA debt securities and any other deletions from or modifications or additions to the applicable ACE INA indenture in respect of such ACE INA debt securities. (Section 3.1)

      ACE INA will have the ability under the ACE INA indentures to "reopen" a previously issued series of ACE INA debt securities and issue additional ACE INA debt securities of that series or establish additional terms of that series. ACE INA is also permitted to issue ACE INA debt securities with the same terms as previously issued ACE INA debt securities. (Section 3.1)

      Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any ACE INA debt securities will be payable at the office or agency maintained by ACE INA and ACE for such purposes (initially the corporate trust office of the trustee). In the case of ACE INA debt securities issued in registered form, interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on ACE INA debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the ACE INA debt securities are registered at the close of business on the regular record date with respect to such interest payment date. All paying agents initially designated by ACE INA for the ACE INA debt securities will be named in the related prospectus supplement. ACE INA may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that ACE INA and ACE will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the ACE INA debt securities are payable. (Sections 3.7 and 10.2)

      Unless otherwise provided in the related prospectus supplement, the ACE INA debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by ACE INA or the security registrar) or exchanged for other ACE INA debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by ACE INA for such purposes (initially the corporate trust office of the trustee). Such transfer or exchange will be made without service charge, but ACE INA may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. ACE INA will not be required to (1) issue, register the transfer of, or exchange, ACE INA debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such ACE INA debt securities and ending at the close of business on the day of such mailing or
(2) register the transfer of or exchange any ACE INA debt security so selected for redemption in whole or in part, except the unredeemed portion of any ACE INA debt security being redeemed in part. (Section 3.5) ACE INA has appointed the trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by ACE INA for any ACE INA debt securities will be named in the related prospectus supplement. ACE INA may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that ACE INA and ACE will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the ACE INA debt securities are payable. (Section 10.2)

      Unless otherwise provided in the related prospectus supplement, the ACE INA debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof. (Section 3.2) The ACE INA debt securities may be represented in whole or in part by one or more global ACE INA debt securities registered in the name of a depositary or its nominee and, if so represented, interests in such global ACE INA debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where ACE INA debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to such ACE INA debt securities and to payment on and transfer and exchange of such ACE INA debt securities will be described in the related prospectus supplement.

      The ACE INA debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. Special United States Federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

      If the purchase price of any ACE INA debt securities is payable in one or more foreign currencies or currency units or if any ACE INA debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any ACE INA debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to such ACE INA debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

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      ACE INA will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ACE INA to purchase ACE INA debt securities at the option of the holders. Any such obligation applicable to a series of ACE INA debt securities will be described in the related prospectus supplement.

      Unless otherwise described in a prospectus supplement relating to any ACE INA debt securities, other than as described below under "--Covenants Applicable to ACE INA Senior Debt Securities--Limitation on Liens on Stock of Designated Subsidiaries," the ACE INA indentures do not contain any provisions that would limit the ability of ACE INA or ACE to incur indebtedness or that would afford holders of ACE INA debt securities protection in the event of a sudden and significant decline in the credit quality of ACE INA or ACE or a takeover, recapitalization or highly leveraged or similar transaction involving ACE INA or ACE. Accordingly, ACE INA or ACE could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect ACE INA's or ACE's capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of ACE INA debt securities for information regarding any deletions from, modifications of or additions to the Events of Defaults described below or covenants of ACE INA or ACE contained in the ACE INA indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

ACE Guarantee

      ACE will fully and unconditionally guarantee all payments with respect to the ACE INA debt securities. Unless otherwise provided in a prospectus supplement, the ACE guarantee of the ACE INA senior debt securities will be an unsecured obligation of ACE and will rank equally with all of its other unsecured and unsubordinated indebtedness (including the ACE senior debt securities). The ACE guarantee of the ACE INA subordinated debt securities of any particular series will be an unsecured obligation of ACE, subordinated in right of payment to the prior payment in full of all ACE Senior Indebtedness (which term includes ACE senior debt securities and the ACE guarantee of the ACE INA senior debt securities) with respect to such series as described below under "Subordination of ACE Guarantee" and in the related prospectus supplement. The ACE guarantee of the ACE INA subordinated debt securities of any series issued to an ACE Trust will rank equally with the ACE guarantee of each other series of ACE subordinated debt securities issued to other ACE Trusts.

      Since ACE is a holding company, its rights and the rights of its creditors (including the holders of the ACE INA debt securities who are creditors of ACE by virtue of the ACE guarantee) and shareholders to participate in any distribution of the assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise would be subject to prior claims of the subsidiary's creditors, except to the extent that ACE may itself be a creditor with recognized claims against the subsidiary. The right of creditors of ACE (including the holders of the ACE INA debt securities who are creditors of ACE by virtue of the ACE guarantee) to participate in the distribution of the stock owned by ACE in certain of its subsidiaries, including ACE's insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

      ACE will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the ACE INA debt securities of any series without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Cayman Islands or Bermuda (each, a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, ACE will, subject to certain limitations and exceptions described below, pay to the holder of any such ACE INA debt security such additional amounts as may be necessary so that every net payment of

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

principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such ACE INA debt security and the applicable ACE INA indenture to be then due and payable.

      ACE will not be required to pay any additional amounts for or on account of:

         1. any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such ACE INA debt security, (b) presented such ACE INA debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such ACE INA debt security could not have been presented for payment elsewhere, or (c) presented such ACE INA debt security for payment more than 30 days after the date on which the payment in respect of such ACE INA debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such ACE INA debt security for payment on any day within that 30-day period;

         2. any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

         3. any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such ACE INA debt security to comply with any reasonable request by ACE addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which in either case is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

         4. any combination of items (1), (2) and (3).

      In addition, ACE will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such ACE INA debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such ACE INA debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the ACE INA debt security. (Section 10.4)

Conversion and Exchange

      The terms, if any, on which ACE INA debt securities of any series are convertible into or exchangeable for other securities, whether or not issued by ACE INA, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of ACE INA, in which the securities, property or cash to be received by the holders of the ACE INA debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

Global Securities

      The ACE INA debt securities of a series may be issued in whole or in part in the form of one or more global ACE INA debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series.

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

      The specific terms of the depositary arrangement with respect to a series of ACE INA debt securities will be described in the prospectus supplement relating to such series. ACE INA anticipates that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the ACE INA debt securities represented by such global security. Such accounts will be designated by the underwriters or agents with respect to such ACE INA debt securities or by ACE INA if such ACE INA debt securities are offered and sold directly by ACE INA. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

      So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the ACE INA debt securities represented by such global security for all purposes under the applicable ACE INA indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have ACE INA debt securities of the series represented by such global security registered in their names and will not receive or be entitled to receive physical delivery of ACE INA debt securities of that series in definitive form.

      Principal of, any premium and interest on, and any additional amounts with respect to, ACE INA debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such ACE INA debt securities. None of ACE INA, ACE, the trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such ACE INA debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      ACE INA expects that the depositary for a series of ACE INA debt securities or its nominee, upon receipt of any payment with respect to such ACE INA debt securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such ACE INA debt securities as shown on the records of such depositary or its nominee. ACE INA also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

      The ACE INA indentures provide that if (1) the depositary for a series of ACE INA debt securities notifies ACE INA that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the applicable ACE INA Indenture and a successor depositary is not appointed by ACE INA within 90 days of written notice, (2) ACE INA determines that ACE INA debt securities of a particular series will no longer be represented by global securities and executes and delivers to the trustee a company order to such effect or (3) an Event of Default with respect to a series of ACE INA debt securities will have occurred and be continuing, the global securities will be exchanged for ACE INA debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive ACE INA debt securities will be registered in such name or names as the depositary shall instruct the trustee. (Section 3.5) It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

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Option to Extend Interest Payment Date

      If provided in the related prospectus supplement, ACE INA will have the right at any time and from time to time during the term of any series of ACE INA subordinated debt securities issued to an ACE Trust to defer payment of interest for such number of consecutive interest payment periods as may be specified in the related prospectus supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that such Extension Period may not extend beyond the stated maturity of such series of ACE INA subordinated debt securities. Certain United States Federal income tax consequences and special considerations applicable to such ACE INA subordinated debt securities will be described in the related prospectus supplement. (Section 3.11 of the ACE INA subordinated indenture)

Option to Extend Maturity Date

      If provided in the related prospectus supplement, ACE INA will have the right to (x) change the stated maturity of the principal of the ACE INA subordinated debt securities of any series issued to an ACE Trust upon the liquidation of that ACE Trust and the exchange of the ACE INA subordinated debt securities for the preferred securities of that ACE Trust or (y) extend the stated maturity of the principal of the ACE INA subordinated debt securities of any series, provided that (1) neither ACE INA nor ACE is in bankruptcy, otherwise insolvent or in liquidation; (2) neither ACE INA nor ACE has defaulted on any payment on such ACE INA subordinated debt securities or under ACE's guarantee in respect thereof, as the case may be, and no deferred interest payments have accrued, (3) the applicable ACE Trust is not in arrears on payments of distributions on its preferred securities and no deferred distributions have accumulated, (4) the ACE INA subordinated debt securities of such series are rated investment grade by Standard & Poor's Ratings Services, Moody's Investors Service, Inc. or another nationally recognized statistical rating organization and (5) the extended stated maturity is no later than the 49th anniversary of the initial issuance of the preferred securities of the applicable ACE Trust. If ACE INA exercises its right to liquidate the applicable ACE Trust and exchange the ACE INA subordinated debt securities for the preferred securities of the ACE Trust as described above, any changed stated maturity of the principal of the ACE INA subordinated debt securities shall be no earlier than the date that is five years after the initial issue date of the preferred securities and no later than the date 30 years (plus an extended term of up to an additional 19 years if the conditions described above are satisfied) after the initial issue date of the preferred securities of the applicable ACE Trust. (Section 3.14 of the ACE INA subordinated indenture)

Redemption

      Except as otherwise provided in the related prospectus supplement, in the case of any series of ACE INA subordinated debt securities issued to an ACE Trust, if an Investment Company Event or a Tax Event (each, a "Special Event") shall occur and be continuing, ACE INA may, at its option, redeem such series of ACE INA subordinated debt securities, in whole but not in part, at any time within 90 days of the occurrence of the Special Event, at a redemption price equal to 100% of the principal amount of such ACE INA subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. (Section 11.8 of the ACE INA subordinated indenture)

      For purposes of the ACE INA subordinated indenture, "Investment Company Event" means, in respect of an ACE Trust, the receipt by such ACE Trust of an opinion of independent counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in the interpretation or application of law or regulation by any legislative body, court or governmental agency or regulatory authority, such ACE Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the preferred securities of such ACE Trust. (Section 1.1 of the ACE INA subordinated indenture)

      "Tax Event" means, in respect of an ACE Trust, the receipt by such ACE Trust or ACE INA of an opinion of independent counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulation thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official

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

administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the preferred securities of such ACE Trust, there is more than an insubstantial risk that (i) such ACE Trust is, or will be within 90 days of the date of such opinion, subject to United States Federal income tax with respect to income received or accrued on the corresponding series of ACE INA subordinated debt securities, (ii) interest payable by ACE INA on such ACE INA subordinated debt securities is not, or within 90 days of the date of such opinion will not be, deductible by ACE INA, in whole or in part, for United States Federal income tax purposes or (iii) such ACE Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimus amount of other taxes, duties or other governmental charges. (Section 1.1 of the ACE INA subordinated indenture)

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of ACE INA subordinated debt securities to be redeemed at its registered address. Unless ACE INA and ACE, as guarantor, default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the ACE INA subordinated debt securities or portions thereof called for redemption.

Covenants Applicable to ACE INA Senior Debt Securities

      Limitation on Liens on Stock of Designated Subsidiaries

      Under the ACE INA senior indenture, each of ACE INA and ACE will covenant that, so long as any ACE INA senior debt securities are outstanding, it will not, nor will it permit any of its Subsidiaries to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance upon any shares of capital stock of any Designated Subsidiary (whether such shares are now owned or hereafter acquired) without effectively providing concurrently that the ACE INA senior debt securities (and, if ACE INA and ACE so elect, any other Indebtedness of ACE INA that is not subordinate to the ACE INA senior debt securities and with respect to which the governing instruments require, or pursuant to which ACE INA is otherwise obligated, to provide such security) will be secured equally and ratably with such Indebtedness for at least the time period such other Indebtedness is so secured. (Section 10.5 of the ACE INA senior indenture)

      For purposes of the ACE INA senior indenture, "capital stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including preferred stock, but excluding any debt securities convertible into such equity. (Section 1.1 of the ACE INA senior indenture)

      The term "Designated Subsidiary" means any present or future consolidated Subsidiary of ACE, the Consolidated Net Worth of which constitutes at least 5% of ACE's Consolidated Net Worth. (Section 1.1 of the ACE INA senior indenture) As of July 31, 1999, ACE's Designated Subsidiaries were ACE Bermuda, CODA, Tempest, ACE INA and ACE USA.

      For purposes of the ACE INA indentures, the term "Indebtedness" means, with respect to any Person, (1) the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (2) all Capitalized Lease Obligations of such Person; (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person

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

of a demand for reimbursement following payment on the letter of credit); (5) all obligations of the type referred to in clauses (1) through (4) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise;
(6) all obligations of the type referred to in clauses (1) through (5) of other Persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (7) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (1) through (6) above. (Section 1.1)

      Limitations on Disposition of Stock of Designated Subsidiaries

      The ACE INA senior indenture also provides that, so long as any ACE INA senior debt securities are outstanding and except in a transaction otherwise governed by such indenture, neither ACE INA nor ACE will issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary, and will not permit any Designated Subsidiary to issue (other than to ACE INA or ACE) any shares (other than director's qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary, if, after giving effect to any such transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, ACE would own, directly or indirectly, less than 80% of the shares of capital stock of such Designated Subsidiary (other than preferred stock having no voting rights of any kind); provided, however, that (1) any issuance, sale, assignment, transfer or other disposition permitted by ACE INA or ACE may only be made for at least a fair market value consideration as determined by the board of directors of ACE INA or ACE, as the case may be, pursuant to a resolution adopted in good faith and (2) the foregoing shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority. Notwithstanding the foregoing, (1) ACE INA or ACE, as the case may be, may merge or consolidate any Designated Subsidiary into or with another direct or indirect Subsidiary of ACE, the shares of capital stock of which ACE owns at least 80%, and (2) ACE INA or ACE, as the case may be, may, subject to the provisions described under "--Consolidation, Amalgamation, Merger and Sale of Assets" below, sell, assign, transfer or otherwise dispose of the entire capital stock of any Designated Subsidiary at one time for at least a fair market value consideration as determined by the board of directors of ACE INA or ACE, as the case may be, pursuant to a resolution adopted in good faith. (Section 10.6 of the ACE INA senior indenture)

Covenants Applicable to ACE INA Subordinated Debt Securities Issued to an ACE Trust

      Each of ACE INA and ACE will also covenant, as to each series of ACE INA subordinated debt securities issued to an ACE Trust in connection with the issuance of preferred securities and common securities by that ACE Trust, that it will not, and will not permit any of its Subsidiaries to, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the outstanding capital stock of ACE INA or ACE, as the case may be, or (2) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any debt security of ACE INA or ACE that ranks junior in interest to the ACE INA subordinated debt securities of such series or the ACE guarantee in respect thereof, as the case may be, or make any guarantee payments with respect to any guarantee by ACE INA or ACE, as the case may be, of the debt securities of any Subsidiary of ACE INA or ACE, as the case may be, if such guarantee ranks junior in interest to the ACE INA subordinated debt securities of such series or the ACE guarantee in respect thereof, as the case may be (other than (a) dividends or distributions on the capital stock of ACE INA paid or made to ACE and dividends or distributions in common stock of ACE INA or ordinary shares of ACE, as the case may be, (b) redemptions or purchases of any rights outstanding under a shareholder rights plan of ACE INA or ACE, as the case may be, or the declaration of a dividend of such rights or the issuance of stock under such plans in the future, (c) payments under any preferred securities guarantee and
(d) purchases of

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

common stock or ordinary shares related to the issuance of common stock or ordinary shares under any of ACE INA's or ACE's benefit plans for its directors, officers or employees) if at such time (i) there shall have occurred any event of which ACE INA or ACE has actual knowledge that (A) with the giving of notice or lapse of time or both would constitute an Event of Default and (B) in respect of which ACE INA or ACE, as the case may be, shall not have taken reasonable steps to cure, (ii) ACE shall be in default with respect to its payment of any obligations under the preferred securities guarantee relating to such related preferred securities or (iii) ACE INA shall have given notice of its election to begin an Extension Period as provided in the ACE INA subordinated indenture with respect to the ACE INA subordinated debt securities of such series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. (Section 10.9 of the ACE INA subordinated indenture)

      In the event ACE INA subordinated debt securities are issued to an ACE Trust in connection with the issuance of preferred securities and common securities of such ACE Trust, for so long as such ACE INA subordinated debt securities remain outstanding, ACE INA will also covenant (1) to maintain directly or indirectly 100% ownership of the common securities of such ACE Trust; provided, however, that any permitted successor of ACE INA under the ACE INA subordinated indenture may succeed to ACE INA's ownership of such common securities, (2) not to voluntarily dissolve, wind-up or liquidate such ACE Trust, except in connection with the distribution of ACE INA subordinated debt securities to the holders of preferred securities and common securities in liquidation of such ACE Trust, the redemption of all of the preferred securities and common securities of such ACE Trust, or certain mergers, consolidations or amalgamations, each as permitted by the restated trust agreement of such ACE Trust, and (3) to use its reasonable efforts, consistent with the terms of the related trust agreement, to cause such ACE Trust to remain classified as a grantor trust for United States Federal income tax purposes. (Section 10.9 of the ACE INA subordinated indenture)

Consolidation, Amalgamation, Merger and Sale of Assets

      Each ACE INA indenture provides that ACE INA may not (1) consolidate or amalgamate with or merge into any Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, or (2) permit any Person to consolidate or amalgamate with or merge into ACE INA, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to ACE INA, unless (a) in the case of
(1) above, such Person is a Corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the ACE INA debt securities issued thereunder, and the performance of ACE INA's obligations under such ACE INA indenture and the ACE INA debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the ACE INA debt securities of any series that are convertible or exchangeable into ordinary shares or other securities; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ACE INA or a Subsidiary as a result of such transaction as having been incurred by ACE INA or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have happened and be continuing; and (c) certain other conditions are met. (Section 8.1)

      Each ACE INA indenture provides that ACE may not (1) consolidate or amalgamate with or merge into any Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, or (2) permit any Person to consolidate or amalgamate with or merge into ACE, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to ACE, unless (a) in the case of (1) above, such Person is a Corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, Bermuda or the Cayman Islands and will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the ACE INA debt securities issued thereunder, and the performance of ACE's obligations under such ACE INA indenture and the ACE INA debt

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securities issued thereunder; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ACE or a Subsidiary as a result of such transaction as having been incurred by ACE or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have happened and be continuing; and (c) certain other conditions are met. (Section 8.3)

Events of Default

      Each of the following events will constitute an Event of Default under the applicable ACE INA indenture with respect to any series of ACE INA debt securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

       (1)default in the payment of any interest on any ACE INA debt security of such series, or any additional amounts payable with respect thereto, when such interest becomes or such additional amounts become due and payable, and continuance of such default for a period of 30 days;

       (2)default in the payment of the principal of or any premium on any ACE INA debt security of such series, or any additional amounts payable with respect thereto, when such principal or premium becomes or such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

       (3)default in the deposit of any sinking fund payment, when and as due by the terms of any ACE INA debt security of such series;

       (4)default in the performance, or breach, of any covenant or warranty of ACE INA or ACE contained in the applicable ACE INA indenture for the benefit of such series or in the ACE INA debt securities of such series, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in such ACE INA indenture;

       (5)if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of ACE INA or ACE (including an Event of Default under any other series of ACE INA debt securities), whether such Indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of such Indebtedness at the maturity thereof (after giving effect to any applicable grace period) or results in such Indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable ACE INA indenture;

       (6)ACE INA or ACE shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

       (7)certain events in bankruptcy, insolvency or reorganization of ACE INA or ACE; and

       (8)any other Event of Default provided in or pursuant to the applicable ACE INA indenture with respect to ACE INA debt securities of such series. (Section 5.1)

      If an Event of Default with respect to the ACE INA debt securities of any series (other than an Event of Default described in (7) of the preceding paragraph) occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding ACE INA debt securities of such series by written notice as provided in the applicable ACE INA indenture may declare the principal amount (or such lesser amount as may be provided for in the ACE INA debt securities of such series) of all outstanding ACE INA debt

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securities of such series to be due and payable immediately. In the case of an
Event of Default with respect to a series of ACE INA subordinated debt securities issued to an ACE Trust, if the trustee or such holders fail to declare such principal amount (or lesser amount) to be due and payable immediately, the holders of at least 25% in liquidation amount of the outstanding preferred securities of the ACE Trust may do so by written notice as provided in the ACE INA subordinated indenture. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable ACE INA indenture, the holders of not less than a majority in principal amount of the outstanding ACE INA debt securities of such series may, under certain circumstances, rescind and annul such declaration of acceleration. In the case of a series of ACE INA subordinated debt securities issued to an ACE Trust, if such holders fail to rescind and annul such declaration, the holders of a majority in liquidation amount of the outstanding preferred securities of such ACE Trust may, subject to satisfaction of certain conditions, rescind and annul such declaration by written notice as provided in the ACE INA subordinated indenture. An Event of Default described in (7) of the preceding paragraph shall cause the principal amount and accrued interest (or such lesser amount as provided for in the ACE INA debt securities of such series) to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

      Each ACE INA indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the ACE INA debt securities of any series (a "default"), the trustee must transmit, in the manner set forth in such ACE INA indenture, notice of such default to the holders of the ACE INA debt securities of such series unless such default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, on, or additional amounts or any sinking fund or purchase fund installment with respect to, any ACE INA debt security of such series, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of ACE INA debt securities of such series; and provided, further, that in the case of any default of the character described in (5) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs. (Section 6.2)

      If an Event of Default occurs and is continuing with respect to the ACE INA debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of ACE INA debt securities of such series by all appropriate judicial proceedings. (Section 5.3) Each ACE INA indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under such ACE INA indenture at the request or direction of any of the holders of ACE INA debt securities, unless such holders shall have offered to the trustee reasonable indemnity. (Section 6.1) Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the applicable ACE INA indenture, the holders of a majority in principal amount of the outstanding ACE INA debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the ACE INA debt securities of such series. (Section 5.12)

      If an Event of Default with respect to a series of ACE INA subordinated debt securities issued to an ACE Trust has occurred and is continuing and such event is attributable to a default in the payment of principal of, any premium or interest on, or additional amounts with respect to, the related ACE INA subordinated debt securities on the date such principal, premium, interest or additional amounts are otherwise payable, a holder of preferred securities of such ACE Trust may institute directly a legal proceeding against ACE INA or ACE (pursuant to the ACE guarantee) for enforcement of payment to such holder of the principal of, any premium and interest on, and additional amounts with respect to, such related ACE INA subordinated debt securities having a principal amount equal to the liquidation amount of the related preferred securities of such holder (a "Direct Action"). (Section 5.8 of the ACE INA subordinated indenture) ACE INA and ACE may not amend the ACE

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INA subordinated indenture to remove the foregoing right to bring a Direct
Action without the prior consent of the holders of all of the outstanding preferred securities of such ACE Trust. (Section 9.2 of the ACE INA subordinated indenture) If the right to bring a Direct Action is removed, the applicable ACE Trust may become subject to the reporting obligations under the Exchange Act. Each of ACE INA and ACE will have the right under the ACE INA subordinated indenture to set-off any payment made to such holder of preferred securities by ACE INA or ACE, as the case may be, in connection with a Direct Action. (Section 3.12 of the ACE INA subordinated indenture)

      The holders of the preferred securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the related ACE INA subordinated debt securities.

Modification and Waiver

      ACE INA, ACE and the trustee may modify or amend either ACE INA indenture with the consent of the holders of not less than a majority in principal amount of the outstanding ACE INA debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding ACE INA debt security affected thereby,

       . change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any ACE INA debt security,

       . reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any ACE INA debt security,

       . change the obligation of ACE INA or ACE to pay additional amounts with respect to any ACE INA debt security,

       . reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

       . change the redemption provisions of any ACE INA debt security or adversely affect the right of repayment at the option of any holder of any ACE INA debt security,

       . change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any ACE INA debt security is payable,

       . impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any ACE INA debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date),

       . reduce the percentage in principal amount of the outstanding ACE INA debt securities, the consent of whose holders is required in order to take specific actions,

       . reduce the requirements for quorum or voting by holders of ACE INA debt securities in Section 15.4 of each ACE INA indenture,

       . modify any of the provisions of the ACE subordinated indenture relating to the subordination of the ACE INA debt securities or the ACE guarantee in a manner adverse to the holders of ACE INA subordinated debt securities,

       . modify or effect in any manner adverse to the holders of ACE INA debt securities the terms and conditions of the obligations of ACE in respect of the due and punctual payment of principal of, or any premium or interest on, or any sinking fund requirements or additional amounts with respect to, the ACE INA debt securities,

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       .  modify any of the provisions in the applicable ACE INA indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of ACE INA debt securities except to increase any percentage vote required or to provide that other provisions of such ACE INA indenture cannot be modified or waived without the consent of the holder of each ACE INA debt security affected thereby,

       . make any change that adversely affects the right to convert or exchange any ACE INA debt security into or for other securities of ACE INA, ACE or other securities, cash or property in accordance with its terms, or

       .  modify any of the above provisions. (Section 9.2)

      In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the ACE INA subordinated indenture in any manner which might terminate or impair the subordination of the ACE INA subordinated debt securities of any series to Senior Indebtedness with respect to such series or the subordination of the ACE guarantee with respect to the ACE INA subordinated debt securities of any series to ACE Senior Indebtedness with respect to such series, without the prior written consent of the holders of such Senior Indebtedness or such ACE Senior Indebtedness, respectively. (Section 9.7 of the ACE INA Subordinated Indenture)

      ACE INA, ACE and the trustee may modify or amend either ACE INA indenture and the ACE INA debt securities of any series without the consent of any holder in order to, among other things:

       . provide for a successor to ACE INA or ACE pursuant to a consolidation, amalgamation, merger or sale of assets;

       . add to the covenants of ACE INA or ACE for the benefit of the holders of all or any series of ACE INA debt securities or to surrender any right or power conferred upon ACE INA or ACE by the applicable ACE INA indenture;

       . provide for a successor trustee with respect to the ACE INA debt securities of all or any series;

       . cure any ambiguity or correct or supplement any provision in either ACE INA indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under either ACE INA indenture which will not adversely affect the interests of the holders of ACE INA debt securities of any series;

       . change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of ACE INA debt securities under either ACE INA indenture;

       . add any additional Events of Default with respect to all or any series of ACE INA debt securities;

       .  secure the ACE INA debt securities;

       . provide for conversion or exchange rights of the holders of any series of ACE INA debt securities; or

       . make any other change that does not materially adversely affect the interests of the holders of any ACE INA debt securities then outstanding under the applicable ACE INA indenture. (Section 9.1)

      The holders of at least a majority in principal amount of the outstanding ACE INA debt securities of any series may, on behalf of the holders of all ACE INA debt securities of that series, waive compliance by ACE INA and ACE with certain covenants of the applicable ACE INA indenture. (Section 10.8 of the ACE INA senior indenture; Section 10.6 of the ACE INA subordinated indenture) The holders of not less than a majority in principal amount of the outstanding ACE INA debt securities of any series on behalf of the holders of all ACE INA debt securities of that series and, in the case of any ACE INA subordinated debt securities issued to an ACE Trust, the holders of not less than a majority in liquidation amount of the outstanding preferred securities of the ACE Trust, may waive any past default and its consequences under the applicable ACE INA indenture with respect to the ACE INA debt securities of that series, except a default (1) in the payment of principal, any

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premium or interest on or any additional amounts with respect to ACE INA debt securities of such series or (2) in respect of a covenant or provision of the applicable ACE INA indenture that cannot be modified or amended without the consent of the holder of each outstanding ACE INA debt security of any series affected. (Section 5.13)

      Under each ACE INA indenture, each of ACE INA and ACE is required to furnish the trustee annually a statement as to its performance of certain of its obligations under that ACE INA indenture and as to any default in such performance. Each of ACE INA and ACE is also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default, or any event which after notice or lapse of time or both would constitute an Event of Default, resulting from the failure to perform or breach of any covenant or warranty contained in the applicable ACE INA indenture or the ACE INA debt securities of any series. (Sections 10.9 and 10.10 of the ACE INA senior indenture; Sections 10.7 and 10.8 of the ACE INA subordinated indenture)

Discharge, Defeasance and Covenant Defeasance

      ACE INA or ACE may discharge certain obligations to holders of any series of ACE INA debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the Foreign Currency in which such ACE INA debt securities are payable in an amount sufficient to pay the entire indebtedness on such ACE INA debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit (if such ACE INA debt securities have become due and payable) or to the maturity thereof, as the case may be. (Section 4.1)

      Each ACE INA indenture provides that, unless the provisions of Section
4.2 thereof are made inapplicable to the ACE INA debt securities of or within any series pursuant to Section 3.1 thereof, ACE INA may elect either (1) to defease and discharge itself and ACE from any and all obligations with respect to such ACE INA debt securities (except for, among other things, the obligation of ACE to pay additional amounts upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such ACE INA debt securities and other obligations to register the transfer or exchange of such ACE INA debt securities, to replace temporary or mutilated, destroyed, lost or stolen ACE INA debt securities, to maintain an office or agency with respect to such ACE INA debt securities and to hold moneys for payment in trust) ("defeasance") or (2) to release itself and ACE from their respective obligations with respect to such ACE INA debt securities under certain covenants as described in the related prospectus supplement, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such ACE INA debt securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by ACE INA or ACE with the Trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which such ACE INA debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such ACE INA debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, such ACE INA debt securities on the scheduled due dates. (Section 4.2)

      Such a trust may only be established if, among other things, (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable ACE INA indenture or any other material agreement or instrument to which ACE INA or ACE is a party or by which either of them is bound, (2) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the ACE INA debt securities to be defeased shall have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (3) ACE INA or ACE has delivered to the trustee an opinion of counsel (as specified in the ACE INA indenture) to the effect that the holders of such ACE INA debt

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securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by ACE INA or ACE, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the applicable ACE INA indenture. (Section 4.2)

      "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

      "Government Obligations" means debt securities which are (1) direct obligations of the United States of America or the government or the governments which issued the Foreign Currency in which the ACE INA debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the ACE INA debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, and which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 1.1)

      If after ACE INA or ACE has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to ACE INA debt securities of any series, (1) the holder of an ACE INA debt security of that series is entitled to, and does, elect pursuant to Section 3.1 of the applicable ACE INA indenture or the terms of such ACE INA debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security, or (2) a Conversion Event occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such ACE INA debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, any premium and interest on, and any additional amounts with respect to, such ACE INA debt security as such ACE INA debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such ACE INA debt security into the currency in which such ACE INA debt security becomes payable as a result of such election or such Conversion Event based on (a) in the case of payments made pursuant to clause
(1) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (b) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 4.2)

      "Conversion Event" means the cessation of use of (1) a Foreign Currency both by the government of the country or countries which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (2) any currency unit or composite currency for the purposes for which it was established. All payments of principal of, any premium and interest on, and any additional amounts with respect to, any ACE INA debt security that are payable in a Foreign Currency that ceases to be used by the government or governments of issuance shall be made in U.S. dollars. (Section 1.1)

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      In the event ACE INA effects covenant defeasance with respect to any ACE
INA debt securities and such ACE INA debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such ACE INA debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such ACE INA debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such ACE INA debt securities at the time of the acceleration resulting from such Event of Default. However, ACE INA and ACE would remain liable to make payment of such amounts due at the time of acceleration.

Subordination of ACE INA Subordinated Debt Securities

      The ACE INA subordinated debt securities of each series will, to the extent set forth in the ACE INA subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness with respect to such series. (Section 16.1 of the ACE INA subordinated indenture). Upon any payment or distribution of assets of ACE INA of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of ACE INA, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness with respect to the ACE INA subordinated debt securities of any series will first be paid in full, or payment thereof provided for in money in accordance with its terms, before the holders of ACE INA subordinated debt securities of such series are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the ACE INA subordinated debt securities of such series, and to that end the holders of such Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of ACE INA being subordinated to the payment of ACE INA subordinated debt securities of such series, which may be payable or deliverable in respect of the ACE INA subordinated debt securities of such series upon any such dissolution, winding-up, liquidation or reorganization or in any such bankruptcy, insolvency, receivership or other proceeding. (Section 16.3 of the ACE INA subordinated indenture)

      By reason of such subordination, in the event of liquidation or insolvency of ACE INA, holders of Senior Indebtedness with respect to the ACE INA subordinated debt securities of any series and holders of other obligations of ACE INA that are not subordinated to such Senior Indebtedness may recover more, ratably, than the holders of the ACE INA subordinated debt securities of such series.

      Subject to the payment in full of all Senior Indebtedness with respect to the ACE INA subordinated debt securities of any series, the rights of the holders of the ACE INA subordinated debt securities of such series will be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of ACE INA applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the ACE INA subordinated debt securities of such series have been paid in full. (Section 16.4 of the ACE INA subordinated indenture)

      No payment of principal (including redemption and sinking fund payments) of or any premium or interest on or any additional amounts with respect to the ACE INA subordinated debt securities of any series may be made by ACE INA (1) if any Senior Indebtedness with respect to such series is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (2) if the maturity of any Senior Indebtedness with respect to such series has been accelerated because of a default. (Section 16.2 of the ACE INA subordinated indenture)

      The ACE INA subordinated indenture does not limit or prohibit ACE INA from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to the ACE INA subordinated debt securities of any series, but subordinate to other obligations of ACE INA. The ACE INA senior debt securities will constitute Senior Indebtedness with respect to the ACE INA subordinated debt securities of each series under the ACE INA subordinated indenture.

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      The term "Senior Indebtedness" means, with respect to the ACE INA subordinated debt securities of any particular series, all Indebtedness of ACE INA outstanding at any time, except (1) the ACE INA subordinated debt securities of such series, (2) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the ACE INA subordinated debt securities of such series, (3) Indebtedness of ACE INA to an Affiliate of ACE INA, (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against ACE INA in a proceeding under federal or state bankruptcy laws, (5) trade accounts payable and (6) any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to (x) any ACE Trust or (y) any trust, partnership or other entity affiliated with ACE which is a financing vehicle of ACE or any Affiliate of ACE in connection with an issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under "Description of Preferred Securities" below that are guaranteed by ACE pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantees described under "Description of the Preferred Securities Guarantees" below. Senior Indebtedness with respect to the ACE INA subordinated debt securities of any particular series shall continue to be Senior Indebtedness with respect to the ACE INA subordinated debt securities of such series and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of the ACE INA subordinated indenture)

      The ACE INA subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular series of ACE INA subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Subordination of ACE Guarantee of ACE INA Subordinated Debt Securities

      The ACE guarantee of ACE INA subordinated debt securities of each series will, to the extent set forth in the ACE INA subordinated indenture, be subordinate in right of payment to the prior payment in full of all ACE Senior Indebtedness with respect to such series. (Section 18.1 of the ACE INA subordinated indenture) Upon any payment or distribution of assets of ACE of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of ACE, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all ACE Senior Indebtedness with respect to the ACE INA subordinated debt securities of any series will first be paid in full, or payment thereof provided for in money in accordance with its terms, before the holders of ACE INA subordinated debt securities of such series are entitled to receive or retain any payment from ACE on account of principal of, or any premium or interest on, or any additional amounts with respect to, the ACE INA subordinated debt securities of such series, and to that end the holders of such ACE Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution by ACE of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by ACE by reason of the payment of any other Indebtedness of ACE being subordinated to the payment of ACE INA subordinated debt securities of such series, which may be payable or deliverable by ACE in respect of the ACE INA subordinated debt securities of such series upon any such dissolution, winding-up, liquidation or reorganization or in any such bankruptcy, insolvency, receivership or other proceeding. (Section 18.3 of the ACE INA subordinated indenture)

      By reason of such subordination, in the event of liquidation or insolvency of ACE, holders of ACE Senior Indebtedness with respect to the ACE INA subordinated debt securities of any series and holders of other obligations of ACE that are not subordinated to such ACE Senior Indebtedness may recover more, ratably, than the holders of the ACE INA subordinated debt securities of such series.

      Subject to the payment in full of all ACE Senior Indebtedness with respect to the ACE INA subordinated debt securities of any series, the rights of the holders of the ACE INA subordinated debt securities of such series under the ACE guarantee will be subrogated to the rights of the holders of such ACE Senior Indebtedness to receive payments or distributions of cash, property or securities of ACE applicable to such

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ACE Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the ACE INA subordinated debt securities of such series have been paid in full. (Section 18.4 of the ACE INA subordinated indenture)

      No payment of principal (including redemption and sinking fund payments) of or any premium or interest on or any additional amounts with respect to the ACE INA subordinated debt securities of any series may be made by ACE (i) if any ACE Senior Indebtedness with respect to such series is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (ii) if the maturity of any ACE Senior Indebtedness with respect to such series has been accelerated because of a default. (Section 18.2 of the ACE INA subordinated indenture)

      The ACE INA subordinated indenture does not limit or prohibit ACE from incurring additional ACE Senior Indebtedness, which may include Indebtedness that is senior to the ACE guarantee of the ACE INA subordinated debt securities of any series, but subordinate to other obligations of ACE. The ACE senior debt securities will constitute ACE Senior Indebtedness with respect to the ACE INA subordinated debt securities of each series under the ACE INA subordinated indenture.

      The term "ACE Senior Indebtedness" means, with respect to the ACE INA subordinated debt securities of any particular series, all Indebtedness of ACE outstanding at any time, except (1) ACE's obligations under the ACE guarantee in respect of the ACE INA subordinated debt securities of such series, (2) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with ACE's obligations under the ACE guarantee in respect of the ACE subordinated debt securities of such series, (3) Indebtedness of ACE to an Affiliate of ACE, (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against ACE in a proceeding under federal or state bankruptcy laws, (5) trade accounts payable, (6) ACE's obligations under the ACE guarantee in respect of the ACE INA subordinated debt securities of any series initially issued to (x) any ACE Trust or (y) any trust, partnership or other entity affiliated with ACE which is a financing vehicle of ACE or any Affiliate of ACE in connection with an issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under "Description of Preferred Securities" below that are guaranteed by ACE pursuant to an instrument that ranks equally with a junior in right of payment to the preferred securities guarantees described under "Description of Preferred Securities Guarantees" below and (7) all preferred securities guarantees and all similar guarantees issued by ACE on behalf of holders of preferred securities of an ACE Trust or other similar preferred securities issued by any trust, partnership or other entity affiliated with ACE which is a financing vehicle for ACE or any affiliate of ACE.

      The ACE INA subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular series of ACE INA subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the applicable prospectus supplement.

New York Law to Govern

      The ACE INA indentures, the ACE INA debt securities and the ACE guarantee will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state. (Section 1.13)

                    DESCRIPTION OF THE WARRANTS TO PURCHASE
                      ORDINARY SHARES OR PREFERRED SHARES

      The following statements with respect to the ordinary share warrants and preferred share warrants are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by ACE and a stock warrant agent to be selected at the time of issue. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Standard Stock Warrant Provisions filed as an exhibit to the registration statement of which this prospectus forms a part.

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General

      The stock warrants, evidenced by stock warrant certificates, may be issued under the stock warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If stock warrants are offered, the related prospectus supplement will describe the designation and terms of the stock warrants, including without limitation the following:

       .  the offering price, if any;

       . the designation and terms of the ordinary shares or preferred shares purchasable upon exercise of the stock warrants;

       . if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

       . the number of ordinary shares or preferred shares purchasable upon exercise of one stock warrant and the initial price at which such shares may be purchased upon exercise;

       . the date on which the right to exercise the stock warrants shall commence and the date on which such right shall expire;

       . a discussion of certain United States Federal income tax considerations;

       .  the call provisions, if any;

       . the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

       .  the antidilution provisions of the stock warrants; and

       .  any other terms of the stock warrants.

      The ordinary shares or preferred shares issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

Exercise of Stock Warrants

      Stock warrants may be exercised by surrendering to the stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse thereof duly completed and signed by the warrantholder, or its duly authorized agent (such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange), indicating the warrantholder's election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates shall be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the related prospectus supplement, in lawful money of the United States, unless otherwise provided in the related prospectus supplement. Upon receipt thereof by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the ordinary shares or the preferred shares, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of ordinary shares or preferred shares purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent shall deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.

Antidilution and Other Provisions

      The exercise price payable and the number of ordinary shares or preferred shares purchasable upon the exercise of each stock warrant and the number of stock warrants outstanding will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of ordinary shares or preferred shares, respectively, or a combination, subdivision or reclassification of ordinary shares or preferred shares, respectively. In lieu of adjusting the number of ordinary shares or preferred shares purchasable upon exercise of each stock

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warrant, ACE may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. ACE may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but ACE will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of ACE as an entirety or substantially as an entirety, the holder of each outstanding stock warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of ordinary shares or preferred shares into which such stock warrants were exercisable immediately prior thereto.

No Rights as Shareholders

      Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors of ACE or any other matter, or to exercise any rights whatsoever as shareholders of ACE.

            DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

      The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by ACE and a debt warrant agent to be selected at the time of issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Standard Debt Securities Warrant Provisions filed as an exhibit to the registration statement of which this prospectus forms a part.

General

      The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following:

       .  the offering price, if any;

       . the designation, aggregate principal amount and terms of the ACE debt securities purchasable upon exercise of the debt warrants;

       . if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

       . the principal amount of ACE debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of ACE debt securities may be purchased upon exercise;

       . the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

       . a discussion of certain United States Federal income tax considerations;

       . whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

       . the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

       .  the antidilution provisions of the debt warrants; and

       .  any other terms of the debt warrants.

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      Warrantholders will not have any of the rights of holders of ACE debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the ACE debt securities or to enforce any of the covenants of the ACE debt securities or the applicable ACE indenture except as otherwise provided in the applicable ACE indenture.

Exercise of Debt Warrants

      Debt warrants may be exercised by surrendering the debt warrant certificate at the office of the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and executed (with signature(s) guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange), and by payment in full of the exercise price, as set forth in the related prospectus supplement. Upon the exercise of debt warrants, ACE will issue the ACE debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

                      DESCRIPTION OF PREFERRED SECURITIES

      Each ACE Trust will be governed by the terms of the applicable restated trust agreement. Under the restated trust agreement of an ACE Trust, the ACE Trust may issue, from time to time, only one series of preferred securities. The preferred securities will have the terms set forth in the restated trust agreement or made a part of the restated trust agreement by the Trust Indenture Act, and described in the related prospectus supplement. These terms will mirror the terms of the ACE INA subordinated debt securities purchased by the ACE Trust using the proceeds from the sale of its preferred securities and its common securities. The ACE INA subordinated debt securities issued to an ACE Trust will be guaranteed by ACE on a subordinated basis and are referred to as the "corresponding ACE INA subordinated debt securities" relating to that ACE Trust. See "Use of Proceeds."

      The following summary sets forth the material terms and provisions of each restated trust agreement and the preferred securities to which any prospectus supplement relates. Because this summary is not complete, you should refer to the form of restated trust agreement and to the Trust Indenture Act for complete information regarding the terms and provisions of that agreement and of the preferred securities, including the definitions of some of the terms used below. The form of restated trust agreement filed as an exhibit to the registration statement of which this prospectus forms a part is incorporated by reference in this summary. Whenever particular sections or defined terms of a restated trust agreement are referred to, such sections or defined terms are incorporated herein by reference, and the statements in connection with which such reference is made is qualified in its entirety by such reference.

Issuance, Status and Guarantee of Preferred Securities

      Under the terms of the restated trust agreement for each ACE Trust, the Administrative Trustees will issue the preferred securities on behalf of that ACE Trust. The preferred securities will represent preferred beneficial interests in the ACE Trust and the holders of the preferred securities will be entitled to a preference in certain circumstances as regards distributions and amounts payable on redemption or liquidation over the common securities of such ACE Trust, as well as other benefits under the corresponding restated trust agreement. The preferred securities of an ACE Trust will rank equally, and payments will be made on the preferred securities pro rata, with the common securities of that ACE Trust except as described under "--Subordination of Common Securities." The Property Trustee will hold legal title to the corresponding ACE INA subordinated debt securities in trust for the benefit of the holders of the related preferred securities and common securities. The common securities and the preferred securities of an ACE Trust are collectively referred to as the "trust securities" of that ACE Trust.

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      ACE will issue a guarantee agreement for the benefit of the holders of each ACE Trust's preferred securities (the "preferred securities guarantee" for those preferred securities). Under each preferred securities guarantee, ACE will guarantee on a subordinated basis payment of distributions on the related preferred securities and amounts payable on redemption or liquidation of such preferred securities, but only to the extent that the related ACE Trust has funds on hand to make such payments. See "Description of Preferred Securities Guarantees."

Distributions

      Distributions on the preferred securities will be cumulative, will accumulate from the original issue date and will be payable on the dates as specified in the related prospectus supplement. In the event that any date on which distributions are payable on the preferred securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any additional distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable (each date on which distributions are payable in accordance with the foregoing, a "distribution date"). (Section 4.1). A "Business Day" is any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the trustee for the corresponding ACE INA subordinated debt securities is closed for business. (Section 1.1).

      Distributions on each preferred security will be payable at a rate specified in the related prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the related prospectus supplement. Distributions to which holders of preferred securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the related prospectus supplement. References to "distributions" include any accumulated or additional distributions unless otherwise stated. (Section 4.1).

      If provided in the applicable prospectus supplement, ACE INA has the right under the ACE INA subordinated indenture to defer the payment of interest at any time or from time to time on any series of corresponding ACE INA subordinated debt securities for an Extension Period which will be specified in the related prospectus supplement. No Extension Period may extend beyond the stated maturity of the corresponding ACE INA subordinated debt securities. See "Description of ACE INA Debt Securities and ACE Guarantee--Option to Extend Interest Payment Date." As a consequence of any such extension, distributions on the corresponding preferred securities would be deferred (but would continue to accumulate additional distributions at the rate per annum set forth in the prospectus supplement for such preferred securities, which will match the interest rate payable on the corresponding ACE INA subordinated debt securities during the Extension Period) by the ACE Trust which issued such preferred securities during any such Extension Period. (Section 4.1)

      The funds of each ACE Trust available for distribution to holders of its preferred securities will be limited to payments under the corresponding ACE INA subordinated debt securities in which the ACE Trust will invest the proceeds from the issuance and sale of its trust securities. If ACE INA or ACE does not make interest payments on those corresponding ACE INA subordinated debt securities, the Property Trustee will not have funds available to pay distributions on the related preferred securities. The payment of distributions (if and to the extent the ACE Trust has funds legally available for the payment of such distributions and cash sufficient to make such payments) is guaranteed by ACE on a limited basis as set forth herein under "Description of Preferred Securities Guarantees."

      Distributions on the preferred securities will be payable to the holders thereof as they appear on the register of such ACE Trust on the relevant record dates. As long as the preferred securities remain in book-entry form, the record dates will be one Business Day prior to the relevant distribution dates. Subject to any applicable

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laws and regulations and the provisions of the applicable restated trust agreement, each distribution payment will be made as described under "Global Preferred Securities." In the event any preferred securities are not in book-entry form, the relevant record date for such preferred securities will be the date at least 15 days prior to the relevant distribution date, as specified in the related prospectus supplement. (Section 4.1)

Redemption or Exchange

      Mandatory Redemption. Upon any repayment or redemption, in whole or in part, of any corresponding ACE INA subordinated debt securities held by an ACE Trust, whether at stated maturity, upon earlier redemption or otherwise, the proceeds from such repayment or redemption shall simultaneously be applied by the Property Trustee, upon not less than 30 nor more than 60 days notice to holders of trust securities, to redeem, on a pro rata basis, preferred securities and common securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the corresponding ACE INA subordinated debt securities so repaid or redeemed. The redemption price per trust security will be equal to the stated liquidation amount thereof plus accumulated and unpaid distributions thereon to the date of redemption, plus the related amount of premium, if any, and any additional amounts paid by ACE INA or ACE upon the concurrent repayment or redemption of the corresponding ACE INA subordinated debt securities (the "redemption price"). (Section 4.2) If less than all of any series of corresponding ACE INA subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related preferred securities and the common securities. (Section 4.2)

      ACE INA will have the right to redeem any series of corresponding ACE INA subordinated debt securities (1) at any time, in whole but not in part, upon the occurrence of a Special Event and subject to the further conditions described under "Description of ACE INA Debt Securities and ACE
Guarantee--Redemption," or (2) as may be otherwise specified in the applicable prospectus supplement.

      Special Event Redemption or Distribution of Corresponding ACE INA Subordinated Debt Securities. If a Special Event relating to the preferred securities and common securities of an ACE Trust shall occur and be continuing, ACE INA has the right to redeem the corresponding ACE INA subordinated debt securities, in whole but not in part, and thereby cause a mandatory redemption of such preferred securities and common securities, in whole but not in part, at the redemption price within 90 days following the occurrence of the Special Event. At any time, ACE INA has the right to dissolve the related ACE Trust and after satisfaction of the liabilities of creditors of such ACE Trust as provided by applicable law, cause such corresponding ACE INA subordinated debt securities to be distributed to the holders of such preferred securities and common securities in liquidation of the ACE Trust. If ACE INA does not elect to redeem the corresponding ACE INA subordinated debt securities upon the occurrence of a Special Event, the applicable preferred securities will remain outstanding, and in the event a Tax Event has occurred and is continuing, Additional Sums may be payable on the corresponding ACE INA subordinated debt securities. "Additional Sums" means the additional amounts as may be necessary in order that the amount of distributions then due and payable by an ACE Trust on the outstanding preferred securities and common securities of the ACE Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which such ACE Trust has become subject as a result of a Tax Event. (Section 1.1)

      On and from the date fixed for any distribution of corresponding ACE INA subordinated debt securities upon dissolution of an ACE Trust (1) the trust securities will no longer be deemed to be outstanding, (2) the depositary or its nominee, as the record holder of the applicable preferred securities, will receive a registered global certificate or certificates representing the corresponding ACE INA subordinated debt securities to be delivered upon such distribution, upon surrender of the related preferred securities certificates for exchange and (3) any certificates representing such preferred securities not so surrendered for exchange will be deemed to represent beneficial interests in the corresponding ACE INA subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of such preferred securities, and accruing interest at the rate provided for in such debt securities (which will equal the distribution rate on the preferred

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securities) until such certificates are presented to the Administrative
Trustees or their agent for exchange. (Section 9.4)

      There can be no assurance as to the market prices for the preferred securities or the corresponding ACE INA subordinated debt securities that may be distributed in exchange for preferred securities if a dissolution and liquidation of an ACE Trust were to occur. Accordingly, the preferred securities that you may purchase, or the corresponding ACE INA subordinated debt securities that you may receive on dissolution and liquidation of an ACE Trust, may trade at a discount to the price that you paid to purchase the preferred securities.

Redemption Procedures

      Preferred securities redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding ACE INA subordinated debt securities. Redemptions of the preferred securities shall be made and the redemption price shall be payable on each redemption date only to the extent that the related ACE Trust has funds on hand available for the payment of such redemption price. See also "--Subordination of Common Securities."

      If an ACE Trust gives a notice of redemption (which notice will be irrevocable) in respect of its preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the Property Trustee will deposit irrevocably with the depositary for the preferred securities funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of such preferred securities. If such preferred securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such preferred securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any preferred securities called for redemption shall be payable to the holders of such preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, all rights of the holders of such preferred securities so called for redemption will cease, except the right of the holders of such preferred securities to receive the redemption price, but without interest, and such preferred securities will cease to be outstanding. In the event that any date on which any redemption price is payable is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. In the event that payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by the ACE Trust or by ACE pursuant to the preferred securities guarantee as described under "Description of Preferred Securities Guarantees", distributions on such preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the ACE Trust for such preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

      Subject to applicable law (including, without limitation, United States Federal securities law), ACE or its subsidiaries, including ACE INA, may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

      Payment of the redemption price on the preferred securities shall be made to the applicable recordholders as they appear on the register for such preferred securities on the relevant record date, which shall be one Business Day prior to the relevant redemption date; provided, however, that in the event that any preferred securities are not in book-entry form, the relevant record date for such preferred securities shall be a date at least 15 days prior to the redemption date, as specified in the applicable prospectus supplement.

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      If less than all of the preferred securities and common securities issued by an ACE Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of such preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of such classes. The particular preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the Property
Trustee from the outstanding preferred securities not previously called for redemption, by such method (including without limitation by lot) as the Property Trustee shall deem fair and appropriate. The Property Trustee shall promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of each restated trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the liquidation amount of preferred securities which has been or is to be redeemed.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at its registered address. Unless each of ACE INA and ACE defaults in payment of the redemption price on the corresponding ACE INA subordinated debt securities, on and after the redemption date interest will cease to accrue on such ACE INA subordinated debt securities or portions thereof (and distributions will cease to accrue on the related preferred securities or portions thereof) called for redemption. (Section 4.2)

Subordination of Common Securities

      Payment of distributions on, and the redemption price of, each ACE Trust's preferred securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of such preferred securities and common securities; provided, however, that if on any distribution date or redemption date an event of default under the corresponding ACE INA subordinated debt securities shall have occurred and be continuing, no payment of any distribution on, or redemption price of, any of the ACE Trust's common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the ACE Trust's outstanding preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the ACE Trust's outstanding preferred securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the ACE Trust's preferred securities then due and payable.

      In the case of any Event of Default under the restated trust agreement resulting from a event of default under the corresponding ACE INA subordinated debt securities, the holder of such ACE Trust's common securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable restated trust agreement until the effect of all such Events of Default with respect to such preferred securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the applicable restated trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such preferred securities and not on behalf of the holder of the ACE Trust's common securities, and only the holders of such preferred securities will have the right to direct the Property Trustee to act on their behalf. (Section 4.3)

Liquidation Distribution Upon Dissolution of ACE Trust

      Pursuant to each restated trust agreement, each ACE Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of:

         1. certain events of bankruptcy, dissolution or liquidation of ACE INA or ACE;

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         2. the written direction to the Property Trustee from ACE INA, as
      Depositor, at any time (which direction is optional and wholly within the discretion of ACE INA, as Depositor) to dissolve the ACE Trust and distribute corresponding ACE INA subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities to the holders of the trust securities in exchange for the trust securities;

         3. the redemption of all of the ACE Trust's trust securities following a Special Event;

         4. the redemption of all of the ACE Trust's preferred securities as described under "Description of Preferred Securities--Redemption or Exchange--Mandatory Redemption"; and

         5. the entry of an order for the dissolution of the ACE Trust by a court of competent jurisdiction. (Section 9.2)

      If an early dissolution occurs as described in clause (1), (2) or (5) above or upon the date designated for automatic dissolution of the ACE Trust, the ACE Trust shall be liquidated by the ACE Trustees as expeditiously as the ACE Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such ACE Trust as provided by applicable law, to the holders of such trust securities corresponding ACE INA subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities. However, if such distribution is determined by the Property Trustee not to be practical, such holders will be entitled to receive out of the assets of the ACE Trust available for distribution to holders, after satisfaction of liabilities to creditors of such ACE Trust as provided by applicable law, an amount equal to, in the case of holders of preferred securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because such ACE Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such ACE Trust on its preferred securities shall be paid on a pro rata basis. The Holder of such ACE Trust's common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its preferred securities, except that if an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, the preferred securities shall have a priority over the common securities. (Section 9.4)

Events of Default; Notice

      Any one of the following events constitutes an "Event of Default" under each restated trust agreement with respect to the applicable preferred securities (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

       (1)the occurrence of an event of default in respect of the corresponding ACE INA subordinated debt securities (see "Description of ACE INA Debt Securities and ACE Guarantee--Events of Default"); or

       (2)default by the Property Trustee in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

       (3)default by the Property Trustee in the payment of any redemption price of any trust security when it becomes due and payable; or

       (4)default in the performance, or breach, in any material respect, of any covenant or warranty of the ACE Trustees in such restated trust agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause
          (2) or (3) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting ACE Trustee or Trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding preferred securities of the applicable ACE Trust, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under such restated trust agreement; or

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       (5)the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by ACE INA, as Depositor, to appoint a successor Property Trustee within 60 days thereof. (Section 1.1)

      Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of such ACE Trust's preferred securities, the Administrative Trustees and ACE INA, as Depositor, unless such Event of Default shall have been cured or waived. (Section 8.2) ACE INA, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each restated trust agreement. (Sections 8.15 and 8.16)

      If an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, the preferred securities shall have a preference over the common securities upon dissolution of each ACE Trust as described above. See "--Liquidation Distribution Upon Dissolution of ACE Trust." The existence of an Event of Default under the restated trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof.

Removal of ACE Trustees

      Unless a event of default under the corresponding ACE INA subordinated debt securities shall have occurred and be continuing, any ACE Trustee may be removed at any time by the holder of the common securities. If an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the holder of the common securities. No resignation or removal of an ACE Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable restated trust agreement. (Section 8.10)

Co-Trustees and Separate Property Trustee

      Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the property of any ACE Trust may at the time be located, ACE INA, as Depositor, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of the property of such ACE Trust, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable restated trust agreement. In case an event of default under the corresponding ACE INA subordinated debt securities has occurred and is continuing, the Property Trustee alone shall have power to make such appointment. (Section 8.9)

Merger or Consolidation of ACE Trustees

      Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such ACE Trustee shall be a party shall be the successor of such ACE Trustee under each restated trust agreement, provided such corporation shall be otherwise qualified and eligible. (Section 8.12)

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Mergers, Consolidations, Amalgamations or Replacements of the ACE Trusts

      An ACE Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except as described below or as described in "Liquidation Distribution Upon Dissolution of ACE Trust." An ACE Trust may, at the request of ACE INA, with the consent of only the Administrative Trustees and without the consent of the holders of the preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, provided, that

         1. such successor entity either (a) expressly assumes all of the obligations of such ACE Trust with respect to the preferred securities or
      (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (the "Successor Securities") so long as the Successor Securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise,

         2. ACE expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the corresponding ACE INA subordinated debt securities,

         3. the Successor Securities are listed or traded, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or traded, if any,

         4. such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization,

         5. such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any Successor Securities) in any material respect,

         6. such successor entity has a purpose substantially identical to that of the ACE Trust,

         7. prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, ACE INA has received an opinion from independent counsel to the ACE Trust experienced in such matters to the effect that (a) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any Successor Securities) in any material respect, and (b) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the ACE Trust nor any successor entity will be required to register as an "investment company" under the Investment Company Act, and

         8. ACE INA or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the preferred securities guarantee.

      Notwithstanding the foregoing, an ACE Trust shall not, except with the consent of holders of 100% in liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, convert into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the ACE Trust or the successor entity to be classified as other than a grantor trust for United States Federal income tax purposes. (Section 9.5)

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Voting and Preemptive Rights

      Except as provided below and under "--Removal of ACE Trustees," "Description of ACE INA Debt Securities and ACE Guarantee--Events of Default," "Description of Preferred Securities Guarantees--Amendments and Assignment" and as otherwise required by law and the applicable restated trust agreement, the holders of the preferred securities will have no voting rights. Holders of the preferred securities have no preemptive or similar rights. (Sections 5.14 and 6.1)

Amendment of Restated Trust Agreements

      Each restated trust agreement may be amended from time to time by ACE INA and the ACE Trustees, without the consent of the holders of the trust securities:

         1. to cure any ambiguity, correct or supplement any provisions in such restated trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such restated trust agreement, which shall not be inconsistent with the other provisions of such restated trust agreement, or

         2. to modify, eliminate or add to any provisions of such restated trust agreement to such extent as shall be necessary to ensure that the ACE Trust will be classified for United States Federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the ACE Trust will not be required to register as an "investment company" under the Investment Company Act;

provided, however, that in the case of clause (1), such action shall not adversely affect in any material respect the interests of any holder of trust securities. Any such amendments of a restated trust agreement shall become effective when notice thereof is given to the holders of trust securities of the applicable ACE Trust.

      Each restated trust agreement may be amended by the ACE Trustees and ACE INA with the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust securities, and receipt by the ACE Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the ACE Trustees in accordance with such amendment will not affect the ACE Trust's status as a grantor trust for United States Federal income tax purposes or the ACE Trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, such restated trust agreement may not be amended to:

         1. change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or

         2. restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date. (Section 10.2)

      So long as any corresponding ACE INA subordinated debt securities are held by the Property Trustee, the ACE Trustees shall not:

         1. direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the ACE INA subordinated indenture, or executing any trust or power conferred on that trustee with respect to such corresponding ACE INA subordinated debt securities,

         2. waive any past default that is waivable under Section 5.13 of the ACE INA subordinated indenture (as described in "Description of the ACE INA Debt Securities and ACE Guarantee--Modification and Waiver"),

         3. exercise any right to rescind or annul a declaration that the principal of all the ACE INA subordinated debt securities shall be due and payable, or

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         4. consent to any amendment, modification or termination of the ACE
      INA subordinated indenture or such corresponding ACE INA subordinated debt securities, where such consent shall be required,

without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities.

      However, where a consent under the ACE INA subordinated indenture would require the consent of each holder of corresponding ACE INA subordinated debt securities affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the corresponding preferred securities. The ACE Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The Property Trustee shall notify each holder of preferred securities of any notice of default with respect to the corresponding ACE INA subordinated debt securities. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the ACE Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the ACE Trust will not be classified as an association taxable as a corporation for United States Federal income tax purposes on account of such action. (Section 6.1)

      Any required approval or action of holders of preferred securities may be given or taken at a meeting of holders of preferred securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of preferred securities are entitled to vote to be given to each holder of record of preferred securities in the manner set forth in each restated trust agreement. (Sections 6.2, 6.3 and 6.6)

      No vote or consent of the holders of preferred securities will be required for an ACE Trust to redeem and cancel its preferred securities in accordance with the applicable restated trust agreement.

      Notwithstanding that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by ACE INA, the ACE Trustees or any affiliate of ACE INA or any ACE Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

      The preferred securities of an ACE Trust may be issued in whole or in part in the form of one or more global preferred securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement.

      The specific terms of the depositary arrangement with respect to the preferred securities of an ACE Trust will be described in the related prospectus supplement. ACE INA anticipates that the following provisions will generally apply to depositary arrangements.

      Upon the issuance of a global preferred security, and the deposit of such global preferred security with or on behalf of the depositary, the depositary for such global preferred security or its nominee will credit, on its bookentry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by such global preferred securities to the accounts of participants. Such accounts shall be designated by the underwriters or agents with respect to such preferred securities or by ACE INA if such preferred securities are offered and sold directly by ACE INA. Ownership of beneficial interests in a global preferred security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to

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interests of participants) and the records of participants (with respect to interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global preferred security.

      So long as the depositary for a global preferred security, or its nominee, is the registered owner of such global preferred security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by such global preferred security for all purposes under the restated trust agreement governing such preferred securities. Except as provided below, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by such global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any such preferred securities in definitive form and will not be considered the owners or holders thereof under the restated trust agreement.

      Payments of any liquidation amount, premium or distributions in respect of individual preferred securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global preferred security representing such preferred securities. None of ACE, ACE INA, the Property Trustee, any paying agent, or the securities registrar for such preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing such preferred securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      ACE INA expects that the depositary or its nominee, upon receipt of any payment in respect of a global preferred security representing any ACE Trust's preferred securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of such global preferred security for such preferred securities as shown on the records of such depositary or its nominee. ACE INA also expects that payments by participants to owners of beneficial interests in such global preferred security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants.

      Unless otherwise specified in the applicable prospectus supplement, the restated trust agreement of each ACE Trust will provide that (1) if ACE INA advises the ACE Trustees in writing that the depositary is no longer willing or able to act as depositary and ACE fails to appoint a qualified successor within 90 days, (2) ACE INA at its option advises the ACE Trustees in writing that it elects to terminate the book-entry system through the depositary or (3) after the occurrence of an event of default under the corresponding ACE INA subordinated debt securities, owners of preferred securities representing at least a majority of liquidation amount of such preferred securities advise the Property Trustee in writing that the continuation of a book-entry system through the depositary is no longer in their best interests, then the global preferred securities will be exchanged for preferred securities in definitive form in accordance with the instructions of the depositary. It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global preferred securities. Individual preferred securities so issued will be issued in authorized denominations.

Payment and Paying Agency

      Payments of distributions in respect of the preferred securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates or, if any ACE Trust's preferred securities are not held by the depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register that ACE Trust. (Section 4.4) Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be The First

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National Bank of Chicago and any co-paying agent chosen by The First National
Bank of Chicago and acceptable to the Administrative Trustees and ACE. The paying agent shall be permitted to resign as paying agent upon 30 days written notice to the Administrative Trustees, the Property Trustee and ACE INA. In the event The First National Bank of Chicago shall no longer be the paying agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and ACE INA) to act as paying agent. (Section 5.9)

Registrar and Transfer Agent

      Unless otherwise specified in the applicable prospectus supplement, The First National Bank of Chicago will act as registrar and transfer agent for the preferred securities.

      Registration of transfers and exchanges of preferred securities will be effected without charge by or on behalf of each ACE Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The ACE Trusts will not be required to register or cause to be registered the transfer of their preferred securities after such preferred securities have been called for redemption. (Section 5.4)

Information Concerning the Property Trustee

      The Property Trustee undertakes to perform only those duties specifically set forth in each restated trust agreement, provided that it must exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the applicable restated trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If in performing its duties under the restated trust agreement, the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable restated trust agreement or is unsure of the application of any provision of the applicable restated trust agreement, and the matter is not one on which holders of preferred securities are entitled under such restated trust agreement to vote, then the Property Trustee shall take such action as is directed by ACE INA. If it is not so directed, the Property Trustee shall take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct. (Sections 8.1 and 8.3)

Administrative Trustees

      The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the ACE Trusts in such a way that no ACE Trust will be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States Federal income tax purposes and so that the corresponding ACE INA subordinated debt securities will be treated as indebtedness of ACE INA for United States Federal income tax purposes. In this connection, ACE INA and the Administrative Trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust of each ACE Trust or each restated trust agreement, that ACE INA and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related preferred securities.

                DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

      Concurrently with the issuance by each ACE Trust of its preferred securities, ACE will execute and deliver a preferred securities guarantee for the benefit of the holders from time to time of such preferred securities. The First National Bank of Chicago will act as indenture trustee ("Guarantee Trustee") under each preferred securities guarantee for the purposes of compliance with the Trust Indenture Act, and each preferred

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securities guarantee will be qualified as an indenture under the Trust
Indenture Act. Because the following summary of certain provisions of the preferred securities guarantees is not complete, you should refer to the form of preferred securities guarantee and the Trust Indenture Act for more complete information regarding the provisions of each preferred securities guarantee, including the definitions of some of the terms used below. The form of the preferred securities guarantee has been filed as an exhibit to the registration statement of which this prospectus forms a part. Reference in this summary to preferred securities means that ACE Trust's preferred securities to which a preferred securities guarantee relates. The Guarantee Trustee will hold each preferred securities guarantee for the benefit of the holders of the related ACE Trust's preferred securities.

General

      ACE will irrevocably agree to pay in full on a subordinated basis, to the extent described herein, the Guarantee Payments (as defined below) (without duplication of amounts theretofore paid by or on behalf of the ACE Trust) to the holders of the preferred securities, as and when due, regardless of any defense, right of setoff or counterclaim that such ACE Trust may have or assert other than the defense of payment. The following payments with respect to the preferred securities, to the extent not paid by or on behalf of the related ACE Trust (the "Guarantee Payments"), will be subject to the preferred securities guarantee:

         1. any accrued and unpaid distributions required to be paid on such preferred securities, to the extent that the ACE Trust has funds on hand available for payment at such time,

         2. the redemption price, including all accrued and unpaid distributions to the redemption date, with respect to any preferred securities called for redemption, to the extent that the ACE Trust has funds on hand available for payment at such time, and

         3. upon a voluntary or involuntary dissolution, winding up or liquidation of the ACE Trust (unless the corresponding ACE INA subordinated debt securities are distributed to holders of such preferred securities), the lesser of (a) the Liquidation Distribution, to the extent such ACE Trust has funds available for payment at such time and
      (b) the amount of assets of such ACE Trust remaining available for distribution to holders of preferred securities.

      ACE's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by ACE to the holders of the applicable preferred securities or by causing the ACE Trust to pay such amounts to such holders. (Section 5.1)

      Each preferred securities guarantee will be an irrevocable guarantee on a subordinated basis of the related ACE Trust's payment obligations under the preferred securities, but will apply only to the extent that such related ACE Trust has funds sufficient to make such payments. Each preferred securities guarantee is, to that extent, a guarantee of payment and not a guarantee of collection. See "--Status of the Preferred Securities Guarantees."

      If ACE INA or ACE does not make interest payments on the corresponding ACE INA subordinated debt securities held by an ACE Trust, the ACE Trust will not be able to pay distributions on the preferred securities and will not have funds legally available for payment. Each preferred securities guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness of ACE (including all ACE debt securities and ACE's obligations as guarantor under the ACE INA subordinated indenture) as described below under "--Status of the Preferred Securities Guarantees" and in the related prospectus supplement. Because ACE is a holding company, its rights and the rights of its creditors (including the holders of preferred securities who are creditors of ACE by virtue of a preferred securities guarantee) and shareholders, to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that ACE may itself be a creditor with recognized claims against the subsidiary. The right of creditors of ACE (including the holders of preferred securities who are creditors of ACE by virtue of a preferred securities guarantee) to participate in the distribution of stock owned by ACE in certain of its subsidiaries, including ACE's insurance subsidiaries, may also be subject to approval by

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certain insurance regulatory authorities having jurisdiction over such subsidiaries. Except as otherwise provided in the applicable prospectus supplement, the preferred securities guarantees do not limit the ability of ACE or ACE INA to incur or issue other secured or unsecured debt, whether under an indenture or otherwise.

      ACE's obligations described herein and in any accompanying prospectus supplement, through the applicable preferred securities guarantee, the ACE INA subordinated indenture (including the ACE guarantee of the ACE INA subordinated debt securities) and any supplemental indentures thereto and the expense agreement described below, taken together, constitute a full, irrevocable and unconditional guarantee by ACE of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the ACE Trust's obligations under the preferred securities. See "The ACE Trusts," "Description of Preferred Securities," and "Description of ACE INA Debt Securities and ACE Guarantee."

      ACE will also agree to guarantee the obligations of each ACE Trust with respect to the common securities issued by the ACE Trust to the same extent as under the preferred securities guarantee, except that if an Event of Default under the ACE INA subordinated indenture has occurred and is continuing, the holders of preferred securities under the preferred securities guarantee will have priority over the holders of the common securities under the common securities guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

Status of the Preferred Securities Guarantees

      Each preferred securities guarantee will constitute an unsecured obligation of ACE and will rank subordinate and junior in right of payment to all Senior Indebtedness of ACE (including all ACE debt securities and ACE's obligations as guarantor under the ACE INA subordinate indenture). (Section 6.2) For purposes of any preferred securities guarantee, "Senior Indebtedness" means all Indebtedness of ACE (including its obligations as guarantor under the ACE INA subordinated indenture) outstanding at any time, except (a) the Indebtedness under the preferred securities guarantee, (b) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the preferred securities guarantee or to other Indebtedness of ACE which is subordinated to or ranks equally with the preferred securities guarantee, (c) Indebtedness of ACE to an affiliate of ACE, (d) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against ACE in a proceeding under federal or state bankruptcy laws, (e) trade accounts payable and (f) similar preferred securities guarantees issued by ACE on behalf of holders of preferred securities of any other ACE Trust or any trust, partnership or other entity affiliated with ACE which is a financing vehicle of ACE or any affiliate of ACE in connection with the issuance by such entity of preferred securities or other similar securities that are guaranteed by ACE pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantee. "Indebtedness" has the same meaning given to that term under the ACE indentures. (Section 1.1).

      Each preferred securities guarantee will rank equally with all other similar preferred securities guarantees issued by ACE on behalf of holders of preferred securities of any other ACE Trust or any trust, partnership or other entity affiliated with ACE which is a financing vehicle of ACE or any affiliate of ACE in connection with the issuance by such entity of preferred securities or other similar securities that are guaranteed by ACE pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantee. (Section 6.3). Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may, to the extent permitted by law, institute a legal proceeding directly against ACE to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity (including the applicable ACE Trust) (Section 5.4). Each preferred securities guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not

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paid by the ACE Trust or upon distribution to the holders of the preferred securities of the corresponding ACE INA subordinated debt securities. None of the preferred securities guarantees places a limitation on the amount of additional Indebtedness that may be incurred by ACE or ACE INA. ACE expects from time to time to incur additional Indebtedness that will rank senior to the preferred securities guarantees.

Payment of Additional Amounts

      ACE will make all Guarantee Payments pursuant to the preferred securities guarantee without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Cayman Islands or Bermuda (each, a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, ACE will, subject to certain limitations and exceptions described below, pay to the holder of any related preferred securities such additional amounts as may be necessary so that every Guarantee Payment pursuant to the preferred securities guarantee made to such holder, after such withholding or deduction, will not be less than the amount provided for in such preferred securities guarantee to be then due and payable.

      ACE will not be required to pay any additional amounts for or on account of:

         1. any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of preferred securities, or receipt of payment under such preferred securities, (b) presented such preferred security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such preferred security could not have been presented for payment elsewhere, or (c) presented such preferred security for payment more than 30 days after the date on which the payment in respect of such preferred security first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such preferred security for payment on any day within that 30-day period;

         2. any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

         3. any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such preferred security to comply with any reasonable request by ACE or the applicable ACE Trust addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which in either case is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

         4. any combination of items (1), (2) and (3).

      In addition, ACE will not pay any additional amounts with respect to any Guarantee Payment to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the related preferred security

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to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such preferred security. (Section 5.8)

Amendments and Assignment

      Except with respect to any changes which do not materially adversely affect the rights of holders of the related preferred securities (in which case no consent will be required), no preferred securities guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of such outstanding preferred securities. (Section 8.2). All guarantees and agreements contained in each preferred securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of ACE and shall inure to the benefit of the holders of the related preferred securities then outstanding. (Section 8.1) Except in connection with a consolidation, amalgamation or merger or conveyance, transfer or lease involving ACE that is permitted under the ACE INA subordinated indenture and under which the person formed by such consolidation or amalgamation or into which ACE is merged or which acquires or leases the properties and assets of ACE agrees in writing to perform ACE's obligations under the preferred securities guarantee, ACE may not assign its obligations thereunder.

Events of Default

      An event of default under each preferred securities guarantee will occur upon the failure of ACE to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate liquidation amount of the related preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such preferred securities guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such preferred securities guarantee. (Section 5.4)

      Any holder of the preferred securities may institute a legal proceeding directly against ACE to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against the ACE Trust, the Guarantee Trustee or any other person or entity. (Section 5.4)

      ACE, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not ACE is in compliance with all the conditions and covenants applicable to it under the preferred securities guarantee. (Section 2.4)

Information Concerning the Guarantee Trustee

      The Guarantee Trustee, other than during the occurrence and continuance of a default by ACE in performance of any preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in each preferred securities guarantee and, after default with respect to any preferred securities guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. (Section 3.1). Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any preferred securities guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses, and liabilities that might be incurred thereby. (Section 3.2)

Termination of the Preferred Securities Guarantees

      Each preferred securities guarantee will terminate and be of no further force and effect upon (1) full payment of the redemption price of the related preferred securities, (2) the distribution of the corresponding ACE INA subordinated debt securities to the holders of the related preferred securities or (3) upon full payment of the amounts payable upon liquidation of the related ACE Trust. Each preferred securities guarantee will continue to

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be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred securities must restore payment of any sums paid with respect to such preferred securities or such preferred securities guarantee. (Section 7.1)

New York Law to Govern

      Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed in that state. (Section 8.5)

The Expense Agreement

      Pursuant to the expense agreement entered into by ACE under the restated trust agreement, ACE will irrevocably and unconditionally guarantee to each person or entity to whom an ACE Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the ACE Trust, other than obligations of the ACE Trust to pay to the holders of the preferred securities or other similar interests in the ACE Trust of the amounts due such holders pursuant to the terms of the preferred securities or such other similar interests, as the case may be.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                           AND STOCK PURCHASE UNITS

      ACE may issue stock purchase contracts, representing contracts obligating holders to purchase from ACE, and obligating ACE to sell to the holders, a specified number of ordinary shares at a future date or dates. The price per ordinary share may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for the holder's obligations to purchase the ordinary shares under the stock purchase contracts, either (1) senior debt securities or subordinated debt securities of ACE INA, fully and unconditionally guaranteed by ACE, (2) debt obligations of third parties, including U.S. Treasury securities, or (3) preferred securities of ACE or an ACE Trust. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

      The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to
(1) the stock purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

                             PLAN OF DISTRIBUTION

      ACE, ACE INA and/or any ACE Trust may sell offered securities in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through dealers; or (4) directly to purchasers. The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including the name or names of any underwriters, dealers or agents; the purchase price of the offered securities and the proceeds to ACE, ACE INA and/or an ACE Trust from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to

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dealers and any securities exchange on which such offered securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      Offers to purchase offered securities may be solicited by agents designated by ACE from time to time. Any such agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by ACE, ACE INA and/or the applicable ACE Trust to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

      If offered securities are sold by means of an underwritten offering, ACE, ACE INA and/or the applicable ACE Trust will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchased.

      ACE, ACE INA and/or the applicable ACE Trust may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If ACE, ACE INA and/or the applicable ACE Trust grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

      If a dealer is utilized in the sales of offered securities in respect of which this prospectus is delivered, ACE, ACE INA and/or the applicable ACE Trust will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

      Offers to purchase offered securities may be solicited directly by ACE, ACE INA and/or the applicable ACE Trust and the sale thereof may be made by ACE, ACE INA and/or the applicable ACE Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

      Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to

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their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for ACE, ACE INA and/or the applicable ACE Trust. Any remarketing firm will be identified and the terms of its agreements, if any, with ACE, ACE INA and/or an ACE Trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

      Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with ACE, ACE INA and/or the applicable ACE Trust to indemnification by ACE, ACE INA and/or the applicable ACE Trust against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

      If so indicated in the prospectus supplement, ACE, ACE INA and/or the applicable ACE Trust will authorize underwriters or other persons acting as ACE's, ACE INA's and/or the applicable ACE Trust's agents to solicit offers by certain institutions to purchase offered securities from ACE, ACE INA and/or the applicable ACE Trust, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by ACE, ACE INA and/or the applicable ACE Trust. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

      Each series of offered securities will be a new issue and, other than the ordinary shares, which are listed on the NYSE, will have no established trading market. ACE, ACE INA and/or the applicable ACE Trust may elect to list any series of offered securities on an exchange, and in the case of the ordinary shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, none of ACE, ACE INA or any ACE Trust shall be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the offered securities.

      Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, ACE and its subsidiaries in the ordinary course of business.

                                LEGAL OPINIONS

      Certain legal matters with respect to United States and New York law will be passed upon for ACE, ACE INA and the ACE Trusts by Mayer, Brown & Platt, Chicago, Illinois. The validity of the preferred securities under Delaware law will be passed upon on behalf of ACE, ACE INA and the ACE Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain legal matters with respect to Cayman Islands law will be passed upon for ACE by Maples and Calder, George Town, Grand Cayman, Cayman Islands, British West Indies. Certain legal matters with respect to Bermuda law will be passed upon for ACE by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters will be passed upon for the underwriters, dealers or agents, if any, by Brown & Wood LLP, New York, New York. Mayer, Brown & Platt and Brown & Wood LLP will rely on the opinion of Maples and Calder with respect to Cayman Islands law and the opinion of Conyers, Dill & Pearman with respect to Bermuda law.

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                                    EXPERTS

      The consolidated financial statements and financial statement schedules incorporated in this prospectus by reference to ACE's Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. Any audited financial statements and schedules that are incorporated or that are deemed to be incorporated by reference into this prospectus that are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents of these accountants filed with the SEC.

                    ENFORCEMENT OF CIVIL LIABILITIES UNDER
                     UNITED STATES FEDERAL SECURITIES LAWS

      ACE is a Cayman Islands company. In addition, some of its officers and directors, as well as some of the experts named in this prospectus, reside outside the United States, and all or much of its assets and their assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against ACE or them on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. Federal securities laws. However, investors may serve ACE with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. Federal securities laws relating to offers and sales of the securities covered by this prospectus by serving CT Corporation System, 1633 Broadway, New York, New York 10019, its United States agent irrevocably appointed for that purpose.

      ACE has been advised by Maples and Calder, its Cayman Islands counsel, that there is doubt as to whether the courts of the Cayman Islands would enforce (i) judgments of U.S. courts based upon the civil liability provisions of the U.S. Federal securities laws obtained in actions against it or its directors and officers, as well as experts named in this prospectus, who reside outside the United States or (ii) original actions brought in the Cayman Islands against such persons or ACE predicated solely upon U.S. Federal securities laws. ACE has also been advised by Maples and Calder that there is no treaty in effect between the United States and the Cayman Islands providing for such enforcement, and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. Certain remedies available under the laws of United States jurisdictions, including certain remedies available under the U.S. Federal securities laws, would not be allowed in Cayman Islands courts as contrary to that nations's public policy.

                      WHERE YOU CAN FIND MORE INFORMATION

ACE

      ACE files annual, quarterly and special reports, proxy statements and other information with the SEC. ACE's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document ACE files with the SEC at its public reference facilities in Washington, D.C., New York, New York or Chicago, Illinois. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. ACE's SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of ACE's public filings at the NYSE, you should call (212) 656-5060.

      ACE is allowed to "incorporate by reference" the information it files with the SEC, which means that ACE can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that ACE files subsequently

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with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. ACE incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and prior to the time that ACE, ACE INA and the ACE Trusts sell all of the securities offered by this prospectus:

       . ACE's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

       .  ACE's Current Report on Form 8-K filed January 14, 2000;

      You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning ACE at the following address:

          Investor Relations
          ACE Limited
          The ACE Building
          30 Woodbourne Avenue
          Hamilton, HM 08, Bermuda
          Telephone: (441) 299-9283

ACE INA

      ACE INA is a newly formed entity and has no direct operations. ACE INA is directly and indirectly wholly owned by ACE. The obligations of ACE INA under its debt securities will be fully and unconditionally guaranteed by ACE. See "Description of ACE INA Debt Securities and ACE Guarantee." ACE INA is not currently subject to the information reporting requirements under the Exchange Act. ACE INA will become subject to the reporting requirements upon the effectiveness of the registration statement that contains this prospectus, although ACE INA intends to seek and expects to receive an exemption from those requirements. So long as any guaranteed debt securities of ACE INA are outstanding, ACE will include in the footnotes to its audited consolidated financial statements summarized consolidated financial information concerning ACE INA.

The ACE Trusts

      There are no separate financial statements of the ACE Trusts in this prospectus. ACE does not believe the financial statements would be helpful to the holders of the preferred securities of the ACE Trusts because:

       . ACE, a reporting company under the Exchange Act, will directly or indirectly own all of the voting securities of each ACE Trust;

       . None of the ACE Trusts has any independent operations or proposes to engage in any activity other than issuing securities representing undivided beneficial interests in the assets of the ACE Trust and investing the proceeds in subordinated debt securities issued by ACE INA and fully and unconditionally guaranteed by ACE; and

       . The obligations of each ACE Trust under the preferred securities will be fully and unconditionally guaranteed by ACE. See "Description of ACE INA Debt Securities and ACE Guarantee" and "Description of Preferred Securities Guarantees."

      None of the ACE Trusts is currently subject to the information reporting requirements of the Exchange Act. Each ACE Trust will become subject to the requirements upon the effectiveness of the registration statement that contains this prospectus, although each ACE Trust intends to seek and expects to receive an exemption from those requirements. If the ACE Trusts did not receive such an exemption, the expenses of operating the ACE Trusts would increase, as would the likelihood that ACE would exercise its option to dissolve and liquidate the ACE Trusts early.

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                               28,600,000 Shares

                                  ACE Limited

                                Ordinary Shares

[LOGO]
ACE

                                   --------

                             PROSPECTUS SUPPLEMENT

                               OCTOBER 25, 2001

                                   --------

                             Salomon Smith Barney
                                   JPMorgan
                        Banc of America Securities LLC


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